SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Angelica Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total Fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Dear Shareholder:

       It is my pleasure to invite you to attend the 2007 Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, October 30, 2007, at the Doubletree Hotel & Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri. In addition to the formal items of business to be brought before the meeting, members of management will review Angelica’s performance and answer your questions.

       This booklet includes the Notice of Annual Meeting of Shareholders, as well as the Proxy Statement which describes the business that will be acted upon at the annual meeting. Your proxy card is also enclosed. We encourage you to read this Proxy Statement and take a moment to vote your shares as soon as possible as it is important that your shares are represented, no matter how many shares you own. We also encourage you to read the Annual Report to Shareholders for the fiscal year ended January 27, 2007. It includes information about Angelica, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement. You can also find it posted online at www.angelica.com. A return envelope for your proxy card is enclosed for your convenience. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card.

       Thank you for your continued support of Angelica. I look forward to seeing you on October 30, 2007.

Sincerely,

Stephen M. O’Hara President and Chief Executive Officer

October 4, 2007
424 South Woods Mill Road
Chesterfield, Missouri 63017-3406

424 South Woods Mill Road
Chesterfield, MO 63017-3406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, October 30, 2007
Time:	10:00 a.m.
Place:	Doubletree Hotel & Conference Center 16625 Swingley Ridge Road Chesterfield, Missouri

Matters to be voted on:

   Election of three directors to serve for a one-year term;

   Ratification of appointment of Deloitte & Touche LLP as Angelica’s independent registered public accounting firm for fiscal year 2007; and

   Any other matters properly brought before the meeting or any adjournment thereof.

This Proxy Statement and proxy card were distributed to shareholders on or about October 4, 2007. Only Angelica stockholders of record at the close of business on September 10, 2007, the record date, will be entitled to vote at the meeting. Please vote in one of the following ways:

  use the toll-free number shown on your proxy card;

  visit the website shown on your proxy card to vote via the Internet; or

  mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
By order of the Board of Directors, Steven L. Frey Vice President, General Counsel and Secretary

October 4, 2007
St. Louis, Missouri

Whether or not you expect to attend the annual meeting, please date, sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Shareholders of record also have the option of voting by telephone or Internet, as described on the proxy card.

ANGELICA CORPORATION
PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

       This proxy statement is being furnished to holders of common stock, par value $1.00 per share, of Angelica Corporation (“Angelica”, the “Company”, “we” or “us”). Proxies are being solicited on behalf of the Board of Directors of Angelica (the “Board of Directors” or “Board”) to be used at the 2007 Annual Meeting of Shareholders (the “annual meeting” or “meeting”) to be held at the Doubletree Hotel & Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri on Tuesday, October 30, 2007 at 10:00 a.m., local time, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This proxy statement contains information about the matters to be voted on at the Annual Meeting and the voting process, as well as, information about our directors and officers.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why am I Receiving the Proxy Materials?

A.	You are receiving the proxy materials because you are a shareholder of Angelica as of the record date and are entitled to vote at the annual meeting. The Board of Directors is soliciting proxies, to be voted at the annual meeting. This proxy statement summarizes information you need to know to grant a proxy, or to vote at the annual meeting.

Q.	Who Can Vote?

A.	Shareholders of Angelica as of the close of business on September 10, 2007, the record date, are entitled to vote at the annual meeting. On September 10, 2007, 9,586,941 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the meeting.

Q.	What am I Voting On?

A.	You are voting on two items:

	1.	Election of three directors for a term of one year:
Don W. Hubble
John J. Quicke
Ronald N. Riner, M.D.

	2.	Ratification of appointment of Deloitte & Touche LLP as Angelica’s independent registered public accounting firm for fiscal year 2007.

Q.	What Are the Voting Recommendations of the Board of Directors?

A.	The Board recommends the following votes:

	1.	FOR each of the director nominees; and

	2.	FOR ratification of the appointment of Deloitte & Touche LLP as Angelica’s independent registered public accounting firm for fiscal year 2007.

Q.	Will Any Other Matters Be Voted On?

A.	At the time this proxy statement was printed, we knew of no other matters to be presented or acted upon at the meeting. Under our bylaws, no business other than that stated in the meeting notice may be transacted at any meeting of shareholders unless the matter is properly delivered to our Corporate Secretary in the manner set forth in this proxy statement under the heading “Information About Shareholder Proposals.” If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by valid proxies will be voted in accordance with the judgment of the person or persons designated as proxies on the proxy card.

Q.	What is the Quorum Requirement for the Meeting?

A.	A majority of the issued and outstanding shares determined on September 10, 2007, must be represented in person or by proxy in order to have a quorum for voting on items at the annual meeting. If you vote, your shares will be part of the quorum.

Q.	How Many Votes Do I Have?

A.	You may vote all of the shares of Angelica common stock that you owned at the close of business on September 10, 2007, the record date for the annual meeting. These shares include:

shares held directly in your name as the “shareholder of record;”
shares held for you as the beneficial owner through a broker, bank or other nominee in “street name;” and shares credited to your account in the dividend reinvestment plan and employee benefit plans held in custody by the trustee, UMB Bank, N.A., and your 401(k) savings plan account held in custody by the trustee, Fidelity Management Trust Company.

The enclosed proxy card shows the number of shares that you are entitled to vote.

If you receive more than one proxy card, it is an indication that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better shareholder services, we encourage you to have all accounts registered in the same name(s) and address. You may do this by contacting our transfer agent, UMB Bank, N.A. at 1-800-884-4225.

Shareholders do not have the right to cumulative voting in the election of directors. Your individual vote is confidential and will not be disclosed to third parties.

Q.	What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

A.	Many shareholders hold their shares through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record

If your shares are registered directly in your name with the transfer agent, UMB Bank, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you bring with you a legal proxy from the shareholder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q.	How Do I Vote by Proxy?

A.	Registered shareholders may vote by telephone, Internet or mail. Telephone and Internet voting information is provided on the proxy card. A proxy control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by telephone or Internet will help us reduce costs.

•	Voting by telephone – In the U.S. and Canada, you may call toll-free 1-888-693-8683. Telephone voting is available 24 hours a day, 7 days a week until 6:00 a.m., EST, October 30, 2007. If you vote by telephone, you do not need to return your proxy card.

•	Voting by Internet – You may also choose to vote via the Internet at www.cesvote.com. Internet voting is available 24 hours a day, 7 days a week until 6:00 a.m., EST, October 30, 2007. If you vote via the Internet, you do not need to return your proxy card.

• Voting by mail – If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it to the Proxy Tabulator in the postage-paid envelope provided.

If your shares are held in street name, you should follow the voting instructions on the form provided by your broker, bank or other nominee. The availability of telephone and Internet voting will depend on their voting processes.

Q.	May I Revoke My Proxy?

A.	You may revoke your proxy:

• by submitting another proxy by telephone, Internet or mail;
• by notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy; or
• by voting by ballot at the meeting.

Q.	How Do Proxies Work?

A.	The Board of Directors is asking for your proxy. By submitting your proxy to us, you authorize the persons designated as proxies by the Board to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of the nominees for director. You may also vote for or against, or abstain from voting on, the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007. If you return your signed proxy card but do not indicate your voting preferences, the designated proxies will vote, on your behalf, FOR each of the nominees for director, and FOR the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

Q.	What Vote is Required to Approve Each Proposal?

A.	Each outstanding share of our common stock on the record date is entitled to one vote for each director to be elected at the annual meeting and one vote on each proposal presented at the annual meeting. A majority of the issued and outstanding shares entitled to vote must be represented at the meeting in person or by proxy in order to have a quorum. If a quorum is present at the meeting, then the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors is required to elect directors. As a result, a designation on your proxy that you are “withholding authority” for a nominee or nominees will have the effect of a vote against the nominee or nominees. Broker “non-votes” are not counted for the purposes of determining the number of shares present in person or represented by proxy in the election of directors and do not have an effect on the results of the vote for the election of directors. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. A designation on the proxy that you are “withholding authority” to vote for a nominee or nominees will be counted, but broker “non-votes” will not be counted (unless voted on one or more of the proposals), for the purpose of determining the number of shares represented at the meeting for purposes of determining whether a quorum of shares is present.

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007 requires the affirmative vote of a majority of the votes cast on the proposal. An abstention will be counted as a vote cast and will have the effect of a vote cast against the proposal. A broker non-vote will have no effect on the proposal to ratify Deloitte & Touche LLP as our auditors.

Proxies will be inspected and tabulated by UMB Bank, N.A., our transfer agent.

Q.	Who Can Attend the Annual Meeting?

A.	All Angelica shareholders as of the close of business on September 10, 2007 may attend. When you vote, indicate if you plan to attend the meeting. You will need proof of ownership to be admitted to the meeting if you are a beneficial owner of common stock held by a broker, bank or other nominee. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you will have to obtain a proxy in your name from the registered holder.

* * *

Information Regarding Settlement with Pirate Capital and Certain of Its Affiliates

       On July 2, 2007, Jolly Roger Fund LP (“Jolly Roger”), a hedge fund managed by Pirate Capital LLC (“Pirate Capital”), notified the Company of its intent to make a proposal at the annual meeting seeking a nonbinding resolution that “the Board of Directors immediately engage a nationally recognized investment banking firm to explore all strategic alternatives (outside of the ordinary course of business) to increase shareholder value, including, but not limited to, the sale of Angelica Corporation, sales of assets or another extraordinary transaction.”

       On July 17, 2007, the Company delivered a letter to Jolly Roger (the “July 17 Letter”) and publicly disclosed in a Current Report on Form 8-K filed with the SEC (the “July 17 8-K”) that Angelica, since February 21, 2006, had retained the investment banking firm of Morgan Joseph & Co. Inc. (“Morgan Joseph”) “to assist the Company’s board of directors with a review and exploration of strategic alternatives.” The range of such alternatives being considered “included all of the alternatives referenced in the Jolly Roger Fund LP’s shareholder proposal.” The Company also indicated that, on July 17, 2007, the Board approved the continued engagement of Morgan Joseph, and requested that Jolly Roger withdraw its shareholder proposal. Failing such a withdrawal, the Company indicated that it would submit to the Securities and Exchange Commission (the “SEC”) a request for a no-action letter allowing the Company to exclude the shareholder proposal from the Company’s proxy statement for the annual meeting.

       On July 18, 2007, in a letter (the “July 18 SEC Letter”) to the Staff of the SEC, the Company sought concurrence of the SEC Staff that it would take no action if the Company excluded the shareholder proposal from its proxy statement for the annual meeting. The basis of the Company’s request to exclude the shareholder proposal was Rule 14a-8(i)(10) of the Exchange Act, which permits a registrant to omit proposals that have been “substantially implemented,” as that term has been interpreted by the SEC. The Staff concurred with the Company that the proposal of Jolly Roger could be excluded on that basis.

       On August 30, 2007, Jolly Roger notified the Company, in accordance with the Company’s By-Laws, of its intent to nominate Thomas R. Hudson Jr. and Christopher Kelly to the Board at the annual meeting and to solicit proxies on behalf of such nominations.

       On September 19, 2007, the Company announced that the Board had authorized Morgan Joseph to pursue a possible sale of the Company. In addition, the Company announced that the Board approved the separation of the roles of Chairman of the Board and Chief Executive Officer. This separation of roles followed the Board’s review of the issue which was conducted pursuant to its settlement agreement with Steel Partners II LP, which is described more fully below. Following the approval of the separation of the Chairman and Chief Executive Officer roles, the Board elected Ronald Kruszewski as non-executive Chairman of the Board and John Quicke as Vice Chairman. Stephen M. O’Hara continued as President and Chief Executive Officer of the Company.

       That same day, Pirate, Jolly Roger, Jolly Roger Activist Portfolio Company Ltd., Mr. Hudson and Mr. Kelly (collectively, the “Pirate Group”) filed a preliminary proxy statement on Schedule 14A, pursuant to which it announced its intention to solicit proxies in support of their nominees for election to the Board.

       In view of the actions taken by the Board to pursue a sale of the Company and the separation of the roles of Chairman of the Board and Chief Executive Officer, the Pirate Group agreed, on September 24, 2007, to withdraw their proxy solicitation for the election of two nominees to the Board and not to nominate or solicit proxies for any other persons for election to the Board at the annual meeting. In connection with this settlement, the Company will incur costs of approximately $33,169, inclusive of the Company’s attorneys fees and the costs related to the reimbursement of a portion of the Pirate Group’s attorneys fees.

* * *

INFORMATION CONCERNING THE ELECTION OF DIRECTORS
(Proposal 1 on the Proxy Card)

Structure of the Board

       The Board of Directors is currently fixed at eight directors divided into two classes of three directors each, and one class of two directors. Previously, the directors in each class served three-year terms, with the term of office of one class expiring at each annual meeting of shareholders. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy or a new directorship created by an increase in the size of the Board serves until the shareholders meeting that the class of directors to which such director has been appointed is to be next presented for election by the shareholders. Under Angelica’s bylaws, generally the number of directors is fixed, and may be increased or decreased from time to time by resolution of the Board of Directors.

       Effective as of August 30, 2006, we amended our bylaws to declassify our Board of Directors on the “phased-in” basis described below. The bylaw amendment provides that directors elected prior to our 2007 Annual Meeting of Shareholders may continue to serve for the remaining duration of their respective three-year terms. Directors elected at or after the 2007 Annual Meeting of Shareholders will be elected for a one-year term of office. The effect of the amendment is that as of the 2009 Annual Meeting of Shareholders and thereafter, the Board of Directors will be completely declassified and all directors will be elected annually to a one-year term. We have also agreed with our largest shareholder that the number of directors serving on our Board of Directors will not exceed eight prior to the conclusion of the 2008 Annual Meeting of Shareholders.

       Our Board of Directors has nominated three individuals, each of whom is currently a director, for election as directors at the meeting. Don W. Hubble, John J. Quicke and Ronald N. Riner, M.D. have each been nominated for election to serve a one-year term expiring in 2008.

       All of our directors, with the exception of Stephen M. O’Hara, are non-employee directors. Our Board believes that all of the non-employee directors act independently from management and do not have any relationships that would interfere with their free exercise of judgment. All of the non-employee directors are eligible to serve on the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation and Organization Committee. Because of his position as President and Chief Executive Officer of the Company, Mr. O’Hara is not an independent director.

       Directors James R. Henderson and John J. Quicke were each appointed to the Board of Directors effective August 30, 2006 pursuant to the terms of a settlement agreement dated as of the same date, between us, Steel Partners L.L.C. and Steel Partners II, L.P. (“Steel”). Steel is the largest shareholder of our common stock. As part of the settlement agreement, we also agreed to declassify our Board of Directors and limit the size of our Board of Directors as described above. In addition, Steel agreed as part of the settlement agreement to restrict certain of its actions with respect to transactions involving the Company or our assets or stock. In particular, Steel agreed, among other things, that subject to certain exceptions it will not, and will cause each of its affiliates and associates (as such terms are defined under the Securities Exchange Act of 1934) not to, (1) acquire beneficial ownership of our voting securities in excess of 19.99% of our then current outstanding voting securities, (2) effect, propose, assist, encourage or otherwise participate in a tender or exchange offer (except in response to a hostile tender or exchange offer commenced by a non-affiliated or non-associated third party), merger or sale of a substantial portion of our assets or other extraordinary transaction involving us, or a solicitation of proxies or an election contest; (3) propose any matter for submission to our shareholders or call or seek to call a meeting of our shareholders; (4) form or join a “group” (as such term is defined under the Securities Exchange Act of 1934) in connection with the voting of our voting securities or (5) take action that seeks to affect the control of our management or our Board of Directors; except in each case with respect to certain permitted actions as directors and certain permitted actions relating to the nomination and election of up to three individuals nominated by Steel for election as directors at the annual meeting.

       We agreed to certain corporate governance changes, including consideration of the separation of the roles of the Chairman of the Board and the Chief Executive Officer. Our Board reevaluated this issue and elected Ronald J. Kruszewski as non-executive Chairman of the Board and Mr. Quicke as Vice Chairman of the Board, effective as of September 18, 2007.

       We also agreed to abstain from taking certain “anti-takeover” actions prior to the conclusion of the annual meeting, including amending procedures for director nominations or shareholder proposals or changing the qualification for members of the Board of Directors. In addition, we reimbursed Steel for $75,000 of its attorneys fees associated with the settlement agreement and the nominations and proposals of Steel for presentation at the 2006 Annual Meeting of Shareholders. We and Steel agreed not to sue one another with respect to conduct preceding August 30, 2006.

       We also agreed to allow Steel to designate another person to fill the directorship of either Mr. Henderson or Mr. Quicke for the remaining term of the directorship in the event of a vacancy and to re-nominate and recommend the re-election of Steel’s director designees at the annual meeting and 2008 Annual Meeting of Shareholders as long as Steel does not propose a slate of directors for election at these meetings. Steel will also have the right to designate one of its director designees for appointment to the Compensation and Organization Committee and, if established in the future, any executive committee or special committee if the subject matter to be considered would not involve an actual conflict of interest with Steel. In addition, we agreed that if Steel and its affiliates and associates did not run an election contest for the Board of Directors at the annual meeting, we would not extend our rights plan beyond its current scheduled expiration date of September 7, 2008 unless such an extension is either approved by a majority of the Board of Directors (including one Steel director designee) or approved by the holders of a majority of our voting securities. The parties have agreed that if Steel gains Board representation of four directors, we and Steel will maintain a 50% split between Steel director designees and Board director designees in the event of a vacancy until the 2008 Annual Meeting of Shareholders.

       Except for the agreements described in the immediately preceding paragraph, which terminate at the conclusion of the 2008 Annual Meeting of Shareholders, the provisions of the settlement agreement (other than the covenant restricting litigation and confidentiality provisions) terminate at the conclusion of the annual meeting.

       The settlement agreement between us and Steel was filed as Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on September 5, 2006. More information with respect to these agreements can be obtained by reference to this Form 8-K and its exhibits.

       The Board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a director is unable to stand for election, the Board may, by resolution, fix the number of directors to provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies which do not indicate voting preferences will be voted for the substitute nominee.

       The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors is required to elect the nominees for director.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DON W. HUBBLE, JOHN J. QUICKE AND RONALD N. RINER, M.D. AS DIRECTORS FOR TERMS ENDING IN 2008.

       Information concerning each of the directors standing for election or continuing in office is presented below.

Nominees for One-Year Terms Ending in 2008

Director:	DON W. HUBBLE

Employment:	Mr. Hubble served as our non-executive Chairman of the Board from February 2004 to January 2006. Mr. Hubble joined Angelica Corporation as Chairman, President and Chief Executive Officer in January 1998 and served in that capacity until September 2003 when he relinquished the titles of President and Chief Executive Officer. In January 2004, Mr. Hubble retired as executive Chairman.

Directorships:	Trustee of Johnson and Wales University.

Committees:	Corporate Governance and Nominating Committee effective February 16, 2007; Special Finance Committee

Age:	68

Director since:	1998

Director:	JOHN J. QUICKE

Employment:	Mr. Quicke has served as an Operating Partner of Steel Partners, Ltd., a management and advisory company that provides management services to Steel Partners II, L.P. and its affiliates, since September 2005. He has served as Chairman of the Board of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, since April 2006 and served as President and Chief Executive Officer of NOVT from April 2006 to November 2006. He has served as a director of WHX Corporation, a holding company, since July 2005 and as a Vice President since October 2005. He served as a director, President and Chief Operating Officer of Sequa Corporation (Sequa), a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005. As Vice Chairman and Executive Officer of Sequa, Mr. Quicke was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company. From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners II and explored other business opportunities.

Directorships:	Director of WHX Corporation; Chairman of NOVT Corporation.

Committees:	Mr. Quicke was elected Vice Chairman of the Board, effective September 18, 2007.

Age:	58

Director since:	2006

Director:	RONALD N. RINER, M.D.

Employment:	Dr. Riner is President of The Riner Group, Inc., a healthcare advisory and consulting firm, which he founded in 1980.

Directorships:	None

Committees:	Audit Committee; Corporate Governance and Nominating Committee

Age:	58

Director since:	2005

Directors to Continue in Office Until 2008

Director:	JAMES R. HENDERSON

Employment:	Mr. Henderson has served as a Vice President of Steel Partners, Ltd., a management and advisory company that provides management services to Steel Partners II, L.P. and its predecessor, since August 1999. He has served as a director and Chief Executive Officer of WebFinancial Corporation, a commercial and consumer lender, since June 2005, as President and Chief Operating Officer since November 2003, and was the Vice President of Operations from September 2000 through December 2003. Mr. Henderson has served as a Director of the WebBank subsidiary of WebFinancial, an FDIC Insured, State of Utah Industrial Loan Corporation, since March 2000, Acting Chief Executive Officer of WebBank from November 2004 until May 2005 and as Chairman of WebBank since November 2004. He has also served as President of Gateway Industries, Inc., a provider of database development and website design and development services, since December 2001. Mr. Henderson served as acting Chief Executive Officer of ECC International Corp., a manufacturer and marketer of computer controlled simulators for training personnel to perform maintenance and operator procedures on military weapons, from July 2002 until March 2003, and as a director from December 1999 until September 2003.

Directorships:	Director of BNS Holdings, Inc., SL Industries, Inc., WebFinancial Corporation; Chairman of Del Global Technologies Corp. and WebBank.

Committees:	Compensation and Organization Committee effective September 19, 2006

Age:	49

Director since:	2006

Director:	CHARLES W. MUELLER

Employment:	Mr. Mueller is the Retired Chairman and Chief Executive Officer of Ameren Corporation and its subsidiaries, Union Electric Company (d/b/a AmerenUE), a local electric utility, and Ameren Services Company, positions in which he served from 1998 until December 31, 2003. Mr. Mueller also served as President of Union Electric Company from 1993 until 2001 and as its Chief Executive Officer from 1994 until 2001.

Directorships:	Director of Ameren Corporation; former director and Chairman of the Federal Reserve Bank of St. Louis.

Committees:	Audit Committee (Chairman) effective September 5, 2006; Compensation and Organization Committee until February 16, 2007; Corporate Governance and Nominating Committee (Chairman)

Age:	68

Director since:	1996

Director:	KELVIN R. WESTBROOK

Employment:	Mr. Westbrook has been Chairman and Chief Strategic Officer since October 2006 of Millennium Digital Media Systems, L.L.C. (successor to and former affiliate of Millennium Digital Media, L.L.C. (MDM)), a broadband services company, which he co-founded in May 1997 (resigned effective October 5, 2007). Previously, he served as President and Chief Executive Officer of MDM.

Directorships:	Director of Archer Daniels Midland Company and Stifel Financial Corp.

Committees:	Audit Committee; Compensation and Organization Committee (Chairman)

Age:	52

Director since:	2001

Directors to Continue in Office Until 2009

Director:	RONALD J. KRUSZEWSKI

Employment:	Mr. Kruszewski has been Chairman of Stifel Financial Corp. and its subsidiary Stifel, Nicolaus & Company, Incorporated, a full service brokerage investment banking firm since April 2001, and has served as President and Chief Executive Officer since September 1997.

Directorships:	Chairman of Stifel Financial Corp., Stifel, Nicolaus & Company, Incorporated.

Committees:	Audit Committee (Chairman) until September 5, 2006; Special Finance Committee (Chairman); Corporate Governance and Nominating Committee until February 16, 2007; Compensation and Organization Committee effective February 16, 2007. Mr. Kruszewski was Lead Director from September 5, 2006 to September 18, 2007, when he was elected non-executive Chairman of the Board.

Age:	48

Director since:	2004

Director:	STEPHEN M. O’HARA

Employment:	Mr. O’Hara was Chairman of Angelica Corporation from January 29, 2006 to September 18, 2007, and has served as Chief Executive Officer since September 2003. He also served as President from September 2003 to June 2005 and was reappointed as President effective October 2006. Mr. O’Hara was Chairman and Chief Executive Officer of Rawlings Sporting Goods Company, Inc., a seller of athletic equipment and uniforms, from November 1998 to Rawlings’ sale in March 2003. Mr. O’Hara continued as Chief Executive Officer of Rawlings after its sale from March 2003 to September 2003.

Directorships:	None

Committees:	Special Finance Committee

Age:	52

Director since:	2000

CORPORATE GOVERNANCE PRINCIPLES AND
DIRECTOR INDEPENDENCE

Corporate Governance Guidelines

       The Board has adopted corporate governance guidelines that are published on the Internet at www.angelica.com. The guidelines are reviewed annually by the Board’s Corporate Governance and Nominating Committee which is responsible for overseeing the guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Director Independence

       It is critical that the Board of Directors reflect a substantial degree of independence from management, both in fact and in appearance. Accordingly, while the Board of Directors will determine, from time to time, the number of employee directors that will be permitted, a substantial majority of the Board of Directors will remain independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established corporate governance guidelines to assist it in determining director independence in accordance with the independence requirements in the New York Stock Exchange listing rules. The portion of the guidelines that relate to director independence is set forth below. The Board of Directors has determined that Messrs. Henderson, Kruszewski, Mueller, Quicke, Riner, Westbrook, and, effective February 16, 2007, Mr. Hubble, satisfy the New York Stock Exchange’s independence requirements and our independence guidelines. In making the independence determinations, the Board of Directors reviewed all of our directors’ relationships with the Company based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with the Company and its management.

       In addition to applying our corporate governance guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Independence depends not only on the personal, employment and business relationships of each director, but also upon the Board of Director’s overall relationship with, and attitude toward, management. Providing objective, independent judgment is at the core of the Board of Director’s oversight responsibilities. The Board of Directors and each outside director will reflect this independence.

       In making the determination that Messrs. Henderson and Quicke were independent, the Board of Directors considered certain payments made to Steel under the terms of the settlement agreement between us and Steel. Pursuant to the settlement agreement, we reimbursed Steel for $75,000 of attorney fees that it incurred in connection with the settlement agreement and the matters covered thereby, including the nominations and proposals withdrawn by Steel for the 2006 Annual Meeting of Shareholders. The Board of Directors determined that these payments do not affect the independence of Messrs. Henderson and Quicke.

       Under the guidelines, the following factors are applied in evaluating whether a member of the Board of Directors satisfies the New York Stock Exchange independence requirements:

  Has the director been employed by the Company in an executive capacity during the past three year period?

  Is the director, or any entity with which he or she is affiliated, compensated by the Company (aside from his or her role as a director), or by any member of management, as an advisor or consultant?

  Is the director affiliated with a significant customer or supplier of the Company?

  Is the director, or any entity with which he or she is affiliated, under contract to provide personal or professional services to the Company or to any member of management?

  Is the director affiliated with any particular not-for-profit organization to which the Company makes significant contributions?

  Has the director had a business relationship with the Company during the past three year period (other than his or her role as a director), which the company is, or will be, required to disclose publicly to the Securities and Exchange Commission, or otherwise?

  Is the director employed by any publicly-traded corporation for which a member of the Company’s management serves as a director?

  Has the director had a relationship with any affiliate of the Company of the types described above?

  Is the director an executive officer or an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues during the past three year period?

  Is the director a member of the immediate family of any person who has had a relationship with the Company or any of its affiliates, of the types described above?

       An affirmative finding that any of the above factors exists could place into doubt, either in fact or appearance, whether a particular director exhibits the requisite degree of independence. It is a responsibility of the Board to regularly assess each director’s independence and to take appropriate actions in any instance where the requisite independence has been compromised.

Meetings and Committees of the Board

       Our Board of Directors meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The independent directors hold regularly scheduled sessions where they meet without management, without inside directors and without non-management directors who do not meet New York Stock Exchange or SEC criteria for independence.

These sessions are held either immediately before or following each Board meeting, and the Lead Director in office at the time of the session, or the non-executive Chairman, presides over these sessions. Mr. Mueller was Lead Director from January 29, 2006 to September 5, 2006; Mr. Kruszewski was Lead Director from September 5, 2006 to September 18, 2007, when he was elected as non-executive Chairman of the Board; Mr. Quicke was elected Vice Chairman of the Board, also on September 18, 2007. Board members have access to senior executive members of management to discuss particular matters for which the Board or a committee is responsible. During fiscal 2006, the Board met twelve times and various committees of the Board met a total of 13 times. All Directors attended 100% of the Board and committee meetings which they were eligible to attend.

       In order to fulfill its responsibilities, our Board delegates to its three standing committees and any special committees the authority to consider certain matters and report to the Board with appropriate recommendations. To enhance the effectiveness of the committees:

  The Audit, Compensation and Organization, and Corporate Governance and Nominating Committees are composed entirely of independent, non-employee directors.

  Reports of committee activities are given at each Board meeting following committee action.

  Written charters are in place for the Audit, Compensation and Organization and Corporate Governance and Nominating Committees, and also for the Special Finance Committee.

       Descriptions of the principal functions of the committees are as follows:

Audit Committee

Members:	Charles W. Mueller (Chair), Ronald N. Riner, and Kelvin R. Westbrook. Ronald J. Kruszewski was Chair and a member of the Committee until September 5, 2006. All members are independent directors.

Number of Meetings in fiscal 2006:	Five

Functions:	In compliance with its charter, the Audit Committee reviews our auditing, accounting, financial reporting and internal control functions and monitors compliance with our Code of Conduct and Ethics. This Committee is solely responsible for the appointment, compensation, oversight and termination of our independent registered public accounting firm and the pre-approval of audit and non-audit services. The Board of Directors has determined that Charles W. Mueller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. See page 25 for the Report of the Audit Committee for the fiscal year ended January 27, 2007. The Audit Committee Charter is attached as Appendix A to this proxy statement.

Compensation and Organization Committee

Members:	Kelvin R. Westbrook (Chair), James R. Henderson and Ronald J. Kruszewski. All members are independent directors.

Number of Meetings in fiscal 2006:	Four

Functions:	In accordance with its charter, the Compensation and Organization Committee reviews and approves executive and director compensation and employee benefit plans and programs, including their establishment, modification and administration. The role of the Compensation and Organization Committee for the fiscal year ended January 27, 2007 is described in greater detail in the Compensation Discussion and Analysis beginning on page 26.

Corporate Governance and Nominating Committee

Members:	Charles W. Mueller (Chair), Ronald N. Riner and Don W. Hubble. Mr. Hubble was appointed to the Committee effective February 16, 2007. All members are independent directors.

Number of Meetings in fiscal 2006:	Four

Functions:	In accordance with its charter, the Corporate Governance and Nominating Committee recommends nominees for election as director, recommends nominees for Board committee appointment, considers nominees for director recommended by shareholders and recommends candidates for appointment as corporate officers. Any shareholder wishing to nominate a candidate for director at a shareholder meeting must comply with the procedures described under “Information About Shareholder Proposals” in this proxy statement. The committee identifies potential nominees from various sources, including soliciting recommendations from our directors and officers, prominent business people and others. Individuals recommended by shareholders are evaluated in the same manner as other potential nominees. The committee expects a high level of commitment from Board members. In identifying and evaluating nominees for director the committee considers, among other things, each candidate’s integrity, accountability, financial literacy, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other Board service. The committee reviews whether a potential candidate meets Board and/or committee membership requirements imposed by law, regulation or stock exchange rules, determines whether a potential candidate is independent according to standards for evaluating director independence (described on pages 12 and 13) and evaluates the potential for any conflict of interest between the director and Angelica. Each nominee for election at the Annual Meeting was recommended to the Board by the Corporate Governance and Nominating Committee. Annually, the committee also reviews our corporate governance guidelines and oversees an evaluation of the Board of Directors and its committees.

Special Finance Committee

Members:	Ronald J. Kruszewski (Chair), Don W. Hubble and Stephen M. O’Hara

Number of Meetings in fiscal 2006:	None

Functions:	In accordance with its charter, the Special Finance Committee advises and consults with the Board and management with respect to significant financial matters, including, but not limited to, financial and tax policies, dividend policies, stock repurchase policies, our capitalization and debt structure, and acquisition criteria.

Attendance of Directors at Annual Meetings

       Generally, the members of the Board of Directors have attended our annual meetings of shareholders in the past, and are generally expected to continue to do so in the future. Accordingly, we have not deemed it necessary to adopt a formal policy with respect to such attendance. All of the members of our Board of Directors attended our 2006 Annual Meeting of Shareholders.

Board of Directors Code of Conduct and Committee Charters

       We have adopted a Code of Conduct and Ethics that applies to our directors, senior executives and financial officers. This code, as well as our corporate governance guidelines and charters relating to our Audit Committee, Compensation and Organization Committee and Corporate Governance and Nominating Committee, are available free of charge from our website at www.angelica.com, or may be obtained by any shareholder upon request and without charge by making a written or telephone request to Investor Relations, Angelica Corporation, 424 South Woods Mill Road, Chesterfield, MO 63017-3406, Telephone: (314) 854-3800. Any waivers or changes to the Code of Conduct and Ethics will be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

       During fiscal year 2006, the following individuals served as members of the Compensation and Organization Committee: Susan S. Elliott, James R. Henderson, Charles W. Mueller and Kelvin R. Westbrook, Chairman. Ms. Elliott resigned as a director and as a member of the Compensation and Organization Committee on August 30, 2006. Mr. Henderson was appointed to the Committee effective September 19, 2006; Mr. Mueller stepped down as a member of the Committee effective February 16, 2007; and Ronald J. Kruszewski was appointed to the Committee, also effective February 16, 2007. None of the members of the Compensation and Organization Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2006 or any prior period. None of our executive officers served as a director or member of a compensation committee of any other entity, whose executive officers served as a director or member of our Compensation and Organization Committee.

       Each member of the Compensation and Organization Committee listed above is or was an independent director.

Communications with the Board of Directors

       The process established by the Board of Directors for shareholders to communicate with the Board or with any director, including the Lead Director or the non-executive Chairman at the executive sessions of the non-management directors or the non-management directors as a group, is for shareholders and other interested parties to send written communications to the Board or to any of its directors by sending such communications in care of the Corporate Secretary, Angelica Corporation, 424 South Woods Mill

Road, Chesterfield, MO 63017-3406. All such communications will be compiled and relayed promptly to the Board or the individual director as appropriate.

Alignment with Stockholder Interests

       Each director is expected to represent the interests of all shareholders, and not those of any particular shareholder or any special interest group. A substantial portion of director compensation is generally linked to our stock performance. In addition, the Board supports and oversees employee compensation programs that are closely linked to business performance and emphasize equity ownership. For more details, see the Compensation Discussion and Analysis beginning on page 27.

Compensation of Directors

       The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended January 27, 2007.

Name	Fees Earned or Paid in Cash(2) ($)	Stock Awards (3)(4)(5)($)		Option Awards (3)(6)($)	All Other Compensation(7) ($)	Total ($)

(a)	(b)	(c)		(d)	(g)	(h)

Susan S. Elliott(8)	$8,060	$29,471	(4)	$3,206	$2,681	$67,125
	—	$23,707	(5)	—	—	—

James R. Henderson	$17,132	—		—	—	$17,132

Don W. Hubble	$10,210	$12,268	(4)	—	$2,341	$46,669
	—	$21,850	(5)	—	—	—

Ronald J. Kruszewski	$17,424	$15,452	(4)	—	$2,782	$78,276
	—	$42,618	(5)	—	—	—

Charles W. Mueller	$19,317	$34,751	(4)	$2,560	$6,626	$75,522
	—	$12,268	(5)	—	—	—

William A. Peck(8)	$7,260	$29,471	(4)	$3,206	$2,531	$66,175
	—	$23,707	(5)	—	—	—

John J. Quicke	$16,232	—		—	—	$16,232

Ronald N. Riner	$14,552	$11,349	(4)	—	$1,390	$49,289
	—	$21,998	(5)	—	—	—

Kelvin R. Westbrook	$19,327	$12,268	(4)	$2,560	$4,109	$64,361
	—	$26,097	(5)	—	—	—

(1)	Stephen M. O’Hara is a “named executive officer” and as such, information about the compensation that he received for his services to the Company is included in the “Compensation Discussion and Analysis” and “Compensation Tables for Fiscal 2006” sections of this proxy statement.

(2)	Cash compensation earned by directors for meeting fees during the fiscal year. See footnote 5 for annual board retainer fees paid in shares of common stock. Included in the amounts for Messrs. Henderson and Quicke are the cash values of $12,032 each, comprised of a quarterly retainer payment of $5,000, and a 600-share stock grant, valued at $7,032 each on the annual retainer date, as described below in Additional Information about Director Compensation.

(3)	The amounts shown in columns (c) and (d) above represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2006 with respect to the stock and option awards included in the Company’s financial statements for fiscal 2006 per SFAS 123(R). See Note 2 to the consolidated financial statements included in the Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). In addition, the numbers for Ms. Elliott and Dr. Peck include the additional amounts recognized related to restricted stock grant and retainer shares distributed to them upon acceleration of the vesting dates of such stock to the effective date of their retirement as well as the accelerated vesting of then outstanding stock option grants, as discussed below in Additional Information About Director Compensation.

(4)	Pursuant to the 2004 Equity Incentive Plan for Non-Employee Directors, each non-employee director generally receives an annual stock grant of 600 shares of restricted stock on the date of the annual retainer date, except for Messrs. Henderson and Quicke, who receive the value of the grant in cash, as described below in Additional Information About Director Compensation. Shares vest at the rate of one-third of the shares granted on the first, second and third anniversary dates of the grant and are distributable upon vesting. The grant date fair value for each of these grants for fiscal 2006 was $11,262. As of January 27, 2007, the aggregate number of stock awards outstanding was: Mr. Hubble, 1,800 shares (1,200 unvested; 600 vested); Mr. Kruszewski, 2,200 shares (1,334 unvested; 866 vested); Mr. Mueller, 3,000 shares (1,200 unvested; 1,800 vested); Dr. Riner, 1,600 shares (1,266 unvested, 334 vested); and Mr. Westbrook, 2,500 shares (1,200 unvested; 1,300 vested). See footnote 3 for additional information regarding amounts shown for Ms. Elliott and Dr. Peck.

(5)	Pursuant to the 2004 Equity Incentive Plan for Non-Employee Directors, generally each non-employee director receives 100% of his annual board retainer fee in the form of shares of common stock, based upon the fair market value of the stock on the annual retainer date, except for Messrs. Henderson and Quicke, who receive the value of the retainer in cash, as described below in Additional Information About Director Compensation, and in footnote 2. The retainer shares vest at a rate of 10% per month over a ten-month period following the annual retainer date. The grant date fair value of shares of restricted stock in lieu of annual board retainer fee was: Ms. Elliot, $19,990; Mr. Hubble, $19,990; Mr. Kruszewski, $44,476; Mr. Mueller, $36,983; Dr. Peck, $19,990; Dr. Riner, $21,998; and Mr. Westbrook, $26,473. As of January 27, 2007, the aggregate number of retainer shares outstanding, both vested and unvested, was: Mr. Hubble, 3,936 shares; Mr. Kruszewski, 4,831 shares; Mr. Mueller, 12,662 shares; Dr. Riner, 2,003 shares; and Mr. Westbrook, 7,334 shares. See footnote 3 for additional information regarding amounts shown for Ms. Elliott and Dr. Peck.

(6)	No stock options have been granted under the 2004 Equity Incentive Plan for Non-Employee Directors. The aggregate number of stock options outstanding as of January 27, 2007, was: Mr. Mueller, 12,000; and Mr. Westbrook, 4,600. The existing options were granted under the 1994 Non-Employee Directors Stock Plan which is now terminated.

(7)	Consists of dividends paid in fiscal 2006 on both vested and unvested stock grants and retainer shares (as described in footnotes 4 and 5 above). Dividends are paid at the same dividend rate paid to all shareholders of common stock.

(8)	Ms. Elliott and Dr. Peck resigned effective August 30, 2006.

Additional Information About Director Compensation

       We structure director compensation to attract and retain non-employee directors and to further align the interests of directors with the interest of the shareholders by linking a meaningful portion of their compensation to stock performance. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Due to provisions in the terms of the Settlement Agreement dated August 30, 2006, between us and Steel Partners, Mr. Henderson and Mr. Quicke will receive all of their director compensation in the form of cash payments. For those forms of director compensation that are payable in shares of our common stock, Messrs. Henderson and Quicke will be paid a cash amount computed by multiplying the number of shares that would otherwise be issued to them as non-employee directors by the average of the high and low prices per share of our stock on the New York Stock Exchange on the date that shares are granted to the other non-employee directors. Mr. O’Hara does not receive compensation for serving as a director. Mr. Mueller served as Lead Director from January 29,2006 until September 5, 2006; and Mr. Kruszewski was appointed Lead Director September 5, 2006 and served until September 18, 2007 when he was elected non-executive Chairman of the Board. Non-employee directors are compensated as follows:

       Basic Retainer — Each non-employee director receives a base retainer of $20,000 per year.

       Additional Retainers — Our Lead Director receives an additional retainer of $10,000 per year for his services. The non-executive Chairman receives an additional $10,000 retainer per year. The chair of the Audit Committee and the chair of the Special Committee receives an additional retainer of $10,000 per year for their services on such committees. The chair of each other committee and each Audit Committee and Special Committee member receives an additional retainer of $2,000 per year for their services on such committees. The additional retainer amounts are added to the base retainer for each position held. The Special Committee was disbanded effective August 30, 2006, because its purpose had been fulfilled upon the execution of the settlement agreement with Steel Partners. Effective September 18, 2007, Mr. Kruszewski transitioned from Lead Director to non-executive Chairman of the Board.

       Meeting Fees — In addition, directors also receive $1,250 for each in-person meeting of the Board of Directors. Fees for telephonic meetings are $450. Directors receive $700 for each in-person meeting of committees on which the director serves if the committee meeting is on the same day as a Board meeting and $1,000 for each such meeting if the meeting is not on the same day as a Board meeting.

       Expense Reimbursement — The Company also pays for the ordinary and necessary out-of-pocket expenses incurred by the non-employee directors for attendance at Board and committee meetings.

Total annual cash compensation received by our non-employee directors, therefore, is determined by the number of committee and Board meetings conducted and attended each year.

       2004 Equity Incentive Plan for Non-Employee Directors. The 2004 Equity Incentive Plan for Non-Employee Directors was approved by the shareholders, and became effective, on May 25, 2004. Under this plan, generally each non-employee director receives 100% of his or her annual board retainer fee in the form of shares of common stock based upon the fair market value of the stock on the annual retainer date. A portion of the shares received as the annual board retainer fee under the plan will be forfeited if the director serves less than ten months after the annual retainer date. Generally, new non-employee directors receive, upon initial election to the Board, 400 shares of common stock. The Compensation and Organization Committee may award restricted stock and impose whatever conditions to vesting it determines to be appropriate. The Compensation and Organization Committee generally awards 600 shares of restricted stock to each non-employee director on the date of the annual retainer date. Stock granted under the plan, other than shares granted as the annual board retainer fee, is forfeitable until earned out. Shares vest at the rate of one-third of the shares granted on the first, second and third anniversary dates of each grant. As the 2004 Equity Incentive Plan for Non-Employee Directors expressly states, its purpose is two-fold: to attract and retain non-employee directors and to solidify the common interest of the directors and shareholders in enhancing the value of our common stock. Where the primary purpose of the retainer fees paid to each of our directors is to attract qualified individuals as directors of the Company, the annual grant of 600 shares of restricted stock to each director, with vesting occurring over a three-year period, is intended to not only encourage retention of those qualified individuals as directors but, also, to increase annually the degree to which each director’s interests are more fully aligned with those of our shareholders.

       Non-qualified options to purchase shares of common stock may be granted to non-employee directors at an exercise price not less than 100% of the fair market value on the date of grant. Options become exercisable and expire at the times and on the terms established by the Compensation and Organization Committee. Awards of stock units may be issued to non-employee directors on the terms and conditions established by the Compensation and Organization Committee, except that each restricted stock unit will initially have a value equal to one share of our common stock on the grant date. Upon vesting of a stock unit, a non-employee director will be entitled to receive from us an amount equal to the then fair market value of a share of our common stock. No options or stock units have been granted under this plan.

       The Board expects to continue to emphasize restricted stock awards to non-employee directors over non-qualified stock options through the award of 600 shares of restricted stock annually to each director. This is consistent with our philosophy to emphasize performance-based restricted stock awards for employees instead of stock options for long-term incentives.

       William A. Peck, M.D. and Susan S. Elliott resigned from our Board effective August 30, 2006. On September 19, 2006, in recognition of their respective contributions to the Company, the Board of Directors approved the acceleration of the vesting dates for 1,945 shares of restricted stock and for options for 500 shares of stock held by each of Dr. Peck and Ms. Elliott to the effective date of their retirement. These accelerated shares of restricted stock were immediately distributed to Dr. Peck and Ms. Elliott. Each of the accelerated option grants will be exercisable until August 31, 2008.

       Deferred Compensation Option Plan for Non-Employee Directors. Three current directors, Messrs. Westbrook, O’Hara and Kruszewski, have elected to participate in the Deferred Compensation Option Plan for Non-Employee Directors. Upon election to the Board, a director may, at his or her election, defer $5,000 to $10,000 of Board meeting and committee meeting fees annually for a period not to exceed four years. In exchange, the director is entitled to receive at retirement, a retirement benefit payment payable over 15 years following his or her retirement. The amount of the retirement benefit is a function of the amount of compensation deferred and certain actuarial factors. Mr. Westbrook has completed his deferrals.

       During his service as a non-employee director on the Board, and prior to joining us as President and Chief Executive Officer on September 15, 2003, Mr. O’Hara elected to participate in the Deferred Compensation Option Plan for Non-Employee Directors and defer meeting fees for a four-year period. Upon becoming employed by us, he was no longer a non-employee director receiving meeting fees, and was no longer eligible to defer for a fourth and final year. As a consequence, Mr. O’Hara’s retirement benefit under the plan will be reduced to reflect the fact that all of his elected deferrals could not be made. His original benefit amount will be reduced to a pro-rated benefit amount per month of approximately $2,690, payable at age 70. A benefit amount payable prior to age 70 is dependent upon Mr. O’Hara’s age at termination, and his vested percentage at termination.

       Mr. Kruszewski had also elected to participate in the plan and defer meeting fees for a four-year period. After the first year of deferral, he decided not to continue to defer meeting fees. As a result, Mr. Kruszewski’s retirement benefit under the plan will be reduced to reflect that fact. His original benefit amount will be reduced to a pro-rated benefit amount per month of approximately $1,220, payable at age 70. A benefit amount payable prior to age 70 is dependent upon Mr. Kruszewski’s age at termination, and his vested percentage at termination.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The table below lists those persons known by us to own, directly or indirectly, more than five percent of the outstanding shares of our common stock, as reported to the Securities and Exchange Commission by the beneficial owner(s) in their most recent Schedule 13D, Schedule 13G, Form 13F or Form 4 filing as of September 10, 2007.

Beneficial Ownership of Our Common Stock

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Class(1)
Steel Partners II, L.P.(2)	1,792,770	18.70%
590 Madison Avenue, 32nd Floor New York, NY 10022

Pirate Capital LLC(3)	935,147	9.75%
200 Connecticut Avenue, 4th Floor Norwalk, CT 06854

T. Rowe Price Associates, Inc.(4)	893,000	9.31%
100 E. Pratt Street Baltimore, MD 21202

Dimensional Fund Advisors, Inc.(5)	762,653	7.95%
1299 Ocean Avenue
Santa Monica, CA 90401

(1)	Based upon 9,586,941 shares of our common stock outstanding as of September 10, 2007.
(2)	According to a Form 13F filed August 14, 2007, by Steel Partners II, L.P., and a Form 4 filed May 11, 2007, by Steel Partners II, L.P., Steel Partners, L.L.C. and Warren G. Lichtenstein, Steel Partners II, L.P. beneficially owns 1,792,770 shares. Mr. Lichtenstein reported that he is the sole executive officer and managing member of Steel Partners, L.L.C., which is the general partner of Steel Partners II, L.P. Steel Partners, L.L.C. and Mr. Lichtenstein reported that because Steel Partners, L.L.C. is the general partner of Steel Partners II, L.P. and by virtue of Mr. Lichtenstein’s position with Steel Partners, L.L.C., they are deemed beneficial owners of the 1,792,770 shares held by Steel Partners II, L.P. and have shared voting and dispositive power over all of the 1,792,770 shares beneficially owned by Steel Partners II, L.P.

(3)	According to a Schedule 13D Amendment No. 13 filed August 31, 2007 by Pirate Capital LLC and Thomas R. Hudson, Jr., Pirate Capital LLC beneficially owns 935,147 shares, all of which may also be deemed to be beneficially owned by Thomas R. Hudson, Jr., the sole owner and managing member of Pirate Capital LLC. Pirate Capital LLC reported that as general partner of Jolly Roger Fund LP and by virtue of an agreement between it and Jolly Roger Activist Portfolio Company Ltd., it has the power to vote or direct the voting, and to dispose or direct the disposition of, all of the shares owned by Jolly Roger Fund LP and all of the shares held by Jolly Roger Activist Portfolio Company Ltd. Pirate Capital LLC and Mr. Hudson reported that in the aggregate, they are deemed to have shared voting and shared dispositive power with respect to all 935,147 shares.

(4)	According to a Schedule 13G Amendment 1 dated February 14, 2007, filed by T. Rowe Price Associates, Inc. (Price Associates) and T. Rowe Price Small-Cap Stock Fund, Inc., Price Associates and T. Rowe Price Small-Cap Stock Fund, Inc. beneficially own 893,000 shares. Price Associates reported that it has sole voting power with respect to 113,300 shares, and sole dispositive power with respect to all 893,000 shares. Price Associates reported that these shares are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Stock Fund, Inc., (which was reported to beneficially own 700,000 shares and have sole voting power with respect to all 700,000 shares), to which Price Associates serves as investment advisor with power to direct investments and/or to vote the shares. Price Associates reported that it is deemed to be a beneficial owner of such shares, but expressly disclaims that it is, in fact, the beneficial owner of such shares.

(5)	According to a Form 13F Amendment No. 1 filed August 23, 2007 by Dimensional Fund Advisors LP (Dimensional), Dimensional beneficially owns 762,653 shares, with sole voting power with respect to 742,043 shares. Dimensional, formerly Dimensional Fund Advisors, Inc., reported in a Schedule 13G Amendment dated February 1, 2007, that it beneficially owned 613,066 shares as of such date and that it had sole voting and sole dispositive power with respect to all 613,066 shares held as of February 1, 2007. In the Schedule 13G Amendment, Dimensional reported that it furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, collectively referred to as the “Funds.” Dimensional reported that in its role as investment advisor or manager, it may be deemed to be the beneficial owner of the shares held by the Funds, but that all shares reported are owned by the Funds and Dimensional disclaims beneficial ownership of all such shares.

STOCK OWNERSHIP OF MANAGEMENT

       The table below shows the number of shares of common stock beneficially owned as of September 10, 2007, by each director, each executive officer listed in the Summary Compensation Table, and all directors and executive officers as a group. As of September 10, 2007, each director and executive officer named beneficially owned less than one percent, except for Mr. O’Hara, who owned 3.04%. As of September 10, 2007, the directors and executive officers as a group owned 6.48% of the Company’s common stock. All percentages include options that are exercisable within 60 days after September 10, 2007.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Owned(1)(2)		Obtainable through Stock Option Exercise(3)	Total
Steven L. Frey	24,216	(4)	58,000	82,216
James R. Henderson	—		—	—
Don W. Hubble	34,233	(5)	—	34,233
Ronald J. Kruszewski	13,947		—	13,947
Charles W. Mueller	23,982	(6)	10,000	33,982
Stephen M. O’Hara	91,582	(4)(7)(8)	205,600	297,182
John J. Quicke	—		—	—
John S. Olbrych	4,731		18,750	23,481
Ronald N. Riner	5,108		—	5,108
James W. Shaffer	23,657	(4)(8)	41,000	64,657
David A. Van Vliet	—		—	—
Kelvin R. Westbrook	11,421		4,600	16,021
All executive officers and directors as a group (15 persons)	275,713		369,450	645,163

(1)	Except as otherwise indicated, each individual has sole voting and dispositive power over the shares listed beside his or her name.
(2)	Includes 2,400 shares for Mr. Hubble, 2,800 shares for Mr. Kruszewski, 3,600 shares for Mr. Mueller, 700 shares for Mr. O’Hara, 2,200 shares for Dr. Riner, and 3,100 shares for Mr. Westbrook which were granted pursuant to the 1994 Non-Employee Directors Stock Plan and/or the 2004 Equity Incentive Plan for Non-Employee Directors. With respect to these shares, the named directors have sole voting power and no current dispositive power except for 1,200 shares held by Mr. Hubble, 1,600 shares held by Mr. Kruszewski, 2,400 shares held by Mr. Mueller, 700 shares held by Mr. O’Hara, 867 shares held by Dr. Riner, and 1,900 shares held by Mr. Westbrook for which they have sole voting and dispositive power.
(3)	Includes only those stock options exercisable within 60 days after September 10, 2007.
(4)	Includes restricted stock awarded under the Company’s long-term incentive program since its inception on February 1, 2004, through the 2007 awards, as follows: Mr. Frey, 20,137 shares; Mr. O’Hara, 68,244 shares; Mr. Olbrych, 4,731 shares; and Mr. Shaffer, 19,058 shares. Such numbers do not include shares issued in 2004 which were forfeited effective January 28, 2007, because the performance goals associated with those awards were not achieved. Shares were forfeited as follows: Mr. Frey, 4,200 shares; Mr. O’Hara, 13,800 shares; and Mr. Shaffer, 3,750 shares. Restricted shares awarded under the program for 2007 on February 16, 2007, are reflected in the above numbers. All restricted shares may be earned in whole or in part based upon performance criteria.
(5)	Mr. Hubble disclaims beneficial ownership of 5,500 shares included above which are held by his wife.
(6)	Mr. Mueller disclaims beneficial ownership of 23,982 shares included above which are held by his wife’s living trust.
(7)	Includes 3,000 restricted shares (all of which have vested) awarded to Mr. O’Hara on September 15, 2003, as an inducement to employment.
(8)	Includes 10,593 shares held by Mr. O’Hara, and 1,181 shares held by Mr. Shaffer, held in the company stock fund of our 401(k) plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based on our records and other information, we believe that all SEC filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to our directors and executive officers were complied with on a timely basis in fiscal year 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

       We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for determining, based on the particular facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. In addition, our Compensation and Organization Committee is responsible for reviewing, approving and ratifying all related party transactions required to be reported in the Company’s Proxy Statement and/or Form 10-K, as the case may be. In cases where a member of our Compensation and Organization Committee participated in a related party transaction, the approval of the full Board of Directors is required. Our Compensation and Organization Committee reviews any transaction in which the Company is a participant, and in which an executive officer, director, current nominee for director, or any of any such person’s immediate family or household members had or will have a direct or indirect material interest; and

  in which the amount involved exceeds $120,000.

* * *

AUDIT COMMITTEE REPORT

       The Audit Committee operates under a written charter that was originally adopted by the Board of Directors on March 27, 2001 and was most recently amended and restated on March 17, 2005. A copy of this charter is included in this proxy statement as Appendix A. The Committee is composed of three directors appointed by our Board of Directors. Our Board of Directors considers each member of the Committee “independent” under each of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange.

       Management is responsible for our financial statements, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing its report. The Committee’s responsibility is to monitor and oversee these processes.

       The Committee reviewed and discussed with management and Deloitte & Touche LLP our audited consolidated financial statements for the fiscal year ended January 27, 2007. Management represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. Deloitte & Touche LLP expressed its opinion to the Committee that those audited consolidated financial statements present fairly, in all material respects, our financial position at January 27, 2007 and results of operations for the year then ended. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

       Deloitte & Touche LLP also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Deloitte & Touche LLP that firm’s independence.

       The Committee concluded that the audit and non-audit services provided by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as our independent public auditors.

       Based on the Committee’s discussions with management and Deloitte & Touche LLP and the Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Company, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 27, 2007 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Charles W. Mueller, Chairman Ronald N. Riner Kelvin R. Westbrook

* * *

Fees Paid to Deloitte & Touche LLP

       The information set forth below summarizes the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, our independent registered public accounting firm, during the fiscal years ended January 27, 2007 and January 28, 2006:

	Fiscal Year Ended January 27, 2007	Fiscal Year Ended January 28, 2006
Audit Fees(1)	$632,909	$578,540
Audit-Related Fees(2)	3,965	63,690
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit fees consist of professional and service fees billed for the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and the audit of our assessment and effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees consist of fees billed for professional services related to various other attest services and assistance with and review of documents filed with the U.S. Securities and Exchange Commission.

Auditor Services Preapproval Policy

       The Audit Committee pre-approves all fees and services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Our Audit Committee has adopted pre-approval policies and procedures for non-audit services, and 100% of all services disclosed above for the fiscal years ended January 27, 2007, and January 28, 2006, were pre-approved by our Audit Committee and were provided pursuant to such policies and procedures.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2 on the Proxy Card)

       The Board of Directors is submitting the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the 2007 fiscal year for ratification of our shareholders. Deloitte & Touche LLP has served as our independent registered public accounting firm since April 15, 2002. Ratification of the selection of Angelica’s independent registered public accounting firm is not required by any statute or regulation to which we are subject or by our bylaws. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 26, 2008. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year requires the affirmative vote of a majority of the shares cast on the proposal. If shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider its selection.

       Representatives of Deloitte & Touche LLP are expected to be present at the meeting. These representatives may make a statement if they so desire and will be able to respond to appropriate questions by shareholders.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

* * *

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

       Our Compensation and Organization Committee, consisting entirely of independent, non-employee directors, is responsible for establishing and periodically reviewing our executive compensation philosophy. At least once a year, the Committee evaluates our existing plans and policies in the context of current market conditions; emerging competitive practices; and legal and regulatory developments, including prevailing corporate governance guidelines. The purpose of this review is to ensure that our executive compensation program is effective and evolves in a manner that allows us to continue to attract and retain the talent necessary to execute our established business goals to create and sustain value for shareholders.

Role of our Compensation and Organization Committee

       In carrying out its responsibilities with respect to executive compensation, the Compensation and Organization Committee shall:

  Review and approve on an annual basis our goals and objectives relevant to the compensation of our chief executive officer;

  Evaluate at least annually our chief executive officer’s performance in light of our goals and objectives;

  Together with the other independent members of the Board, determine the chief executive officer’s compensation, including salary, bonus, incentive and equity compensation, based upon the Committee’s evaluation of the chief executive officer’s performance relative to the objectives outlined in performance measures established by the Committee or the Board and taking into account our performance, relative shareholder return, the value of similar incentive awards to chief executive officers at similarly situated companies and awards given to the chief executive officer in past years;

  Determine the compensation, including salary, bonus, incentive and equity compensation, of our other executive officers; and

  Review and approve our incentive compensation and equity-based plans, review and approve selection of participants in these plans, approve recommended awards to such participants, establish performance criteria, interpret the conditions of such plans and recommend changes to these plans as needed.

       This Compensation Discussion and Analysis describes the nature of and the basis for the individual components of total compensation for our executive officers named in the Summary Compensation Table. As more fully described below, the Committee determines the total compensation for the named executive officers, subject to review by our Board of Directors.

Compensation Philosophy

       Our objective is to create comprehensive executive compensation packages that motivate management to attain or exceed our strategic business goals. We strive to identify and maintain an appropriate balance between both short- and long-term compensation and between cash- and equity-based compensation to attract and retain top quality executives. We seek to provide incentives for executives to create value in our company that will benefit the shareholders and in turn, reward our executives appropriately. To ensure that executive compensation is aligned with our financial performance and the interests of our shareholders, a significant portion of each executive’s compensation is linked directly to our financial performance. Except for base salary, the other elements of direct executive compensation are based upon attaining financial targets and strategic business objectives established by the Committee as of the beginning of a given fiscal year or performance period.

       The executive compensation program is intended to provide compensation that is competitive, fair, and reasonable. We believe that our philosophy of aligning management’s interests with those of our shareholders is integral to creating a working environment that furthers the interests of the company and our shareholders.

Components of Executive Compensation

       Angelica’s total executive compensation program has two main components: direct compensation and indirect compensation in the form of various benefit plans and programs. The current elements of each component and the basis for establishing overall and individual compensation levels are discussed below.

       Direct Compensation

       The elements of direct executive compensation are: base salary, short-term (annual) incentive compensation (typically cash), and long-term incentive compensation (equity-based awards).

       Base Salary

       We establish an executive’s initial base salary with our company based upon a general knowledge of the base salaries paid to officers in similar positions at companies that we believe compete with us for executive talent. These companies are public and private companies of similar size and complexity, but are not necessarily companies that are also in the linen management industry or that are included in the Value Line Industrial Services peer group utilized to gauge our stock performance. We also consider the base salaries paid by other linen management companies, both privately owned or divisions of larger, more diversified public companies. There is no set group of companies that has consistently been considered by us in setting initial base salaries nor are there any formal guidelines as to the relationship that the initial base salary of a newly hired executive should have to the base salaries of similar executives in any other company or group of companies.

       The current base salaries of all named executive officers are reviewed on an annual basis. Pay increases for the chief executive officer are primarily based upon a performance evaluation by the Committee with participation by the entire Board of Directors. Pay increases for all other named executive officers are based upon the performance evaluation and recommendation of the chief executive officer. We also review the relative base salaries of each of the executive officers based upon the title, duties and responsibilities of the officer as compared with the title, duties and responsibilities of our other executive officers.

       For fiscal 2006, Mr. O’Hara received a pay increase of $20,000, or 4.9%, to $425,000 from his base salary of $405,000 for fiscal 2005. Likewise, Messrs. Van Vliet, Frey and Shaffer each received base salary increases for fiscal 2006 of between 4.8% and 5.4% of their fiscal 2005 base salaries. Mr. Van Vliet received a $15,000 raise to $325,000 for fiscal 2006 from his fiscal 2005 salary of $310,000. Messrs. Frey and Shaffer each received $10,000 increases in base salary from their fiscal 2005 base salaries of $195,000 and $185,000, respectively. Each of these increases reflected merit raises for the individuals.

       With respect to an adjustment of Mr. O’Hara’s base salary for fiscal 2007, Mr. O’Hara suggested, and the Committee agreed, that in lieu of any increase in his base salary for fiscal 2007, he be granted two additional weeks of paid vacation per year, retroactive to the beginning of the 2007 fiscal year. Mr. O’Hara is now entitled to a total of six weeks of paid vacation annually. Mr. Olbrych’s employment with us commenced on November 27, 2006, at which time his base salary was set at $250,000 per year. Mr. Olbrych received an increase in his base salary of $5,000, or 2.0%, to $255,000 for fiscal 2007. Mr. Frey’s base salary increased $5,000, or 2.4% over his fiscal 2006 base salary, to $210,000 for fiscal 2007. Mr. Shaffer’s base salary was increased 2.6%, or $5,000, over his fiscal 2006 base salary to $200,000. Each of these raises reflected merit increases for each of these individuals.

       Incentive Compensation

       Short-Term Annual Compensation

       Annual incentive compensation is typically paid in cash to executive officers after the end of each fiscal year. The actual amount of the annual incentive award made to each executive officer is determined based upon the achievement of financial and strategic performance criteria established for the executive officer at the beginning of the fiscal year, as well as the size of the annual incentive award pool. The size of the annual incentive award pool is determined by the level of earnings before interest, taxes, depreciation and amortization (EBITDA) reported by our company during the fiscal year.

       Each of the named executive officers is given a number of separate performance criteria based upon the executive officer’s job description and responsibilities. The various performance criteria are weighted for each executive officer and performance points are assigned to various performance levels within each of the criterion with the total number of performance points that are available to an executive officer to earn being in excess of 200. Within each performance criterion, performance points are assigned to levels of achievement of the performance criterion relative to budgeted, targeted or expected levels of performance for that criterion. At the end of the fiscal year, actual achievement of the performance goals relative to the pre-established performance measurements is analyzed and the executive officer earns a point total, up to a maximum of 200 points, on the basis of this analysis.

       The point total for each executive officer represents the percentage of the annual incentive target amount established for the executive officer that the executive officer has actually achieved. Annual incentive target amounts are expressed as a percentage of the executive officer’s base salary for the fiscal year with the target payment for each of the named executive officers being 50% of the executive officer’s base salary for the fiscal year. Each executive officer can earn more or less than the target annual incentive percentage based upon the actual number of performance points achieved by the executive officer as well as the size of the annual incentive award pool for the fiscal year.

       For example, subject to adjustment based on the annual incentive target pool created by the EBITDA growth criterion, a point total of 100 points would earn the executive officer his target annual incentive award payment for the year (i.e., 50% of the executive officer’s base salary for the fiscal year). Point totals of more or less than 100 points would compute to percentages of the target payment that the executive officer was deemed to have earned for the fiscal year. Subject to the size of the actual annual incentive award pool relative to the target pool, performance points of greater than 100 would yield an annual incentive award payment of greater than the executive officer’s target award and performance points of less than 100 would yield an annual incentive payment of less than the executive officer’s target award for the fiscal year.

       For fiscal year 2006, earnings per share (EPS) was one of the financial criterion used for determining a portion of the annual incentive payments for all of the named executive officers. Performance points were earned by each executive officer under the earnings per share criterion if earnings per share reached the budgeted amount of $0.27. To stimulate performance above budget, each executive officer could have earned an additional performance point for each additional $0.01 of earnings per share achieved above that budget amount, up to 100 performance points for Messrs. O’Hara and Frey and up to 70 performance points under the criterion for Mr. Shaffer. Target performance points were earned by each executive officer if earnings per share exceeded the $0.27 budgeted amount by $0.10.

       Mr. O’Hara’s performance criteria for fiscal 2006 also included gross margin for the second half of fiscal 2006 (target: 16.85%) and bank debt-to-EBITDA ratio (target: 3.0:1, assuming $30 million of insurance policy debt outstanding). Mr. O’Hara’s performance criteria also included the non-financial measures of customer satisfaction and employee satisfaction, as well as a discretionary evaluation of Mr. O’Hara’s performance by the Committee.

       In addition to the earnings per share and discretionary criteria, Mr. Frey’s performance measures for fiscal 2006 included performance with respect to our special committee, labor union negotiations, and acquisitions and divestitures. Mr. Shaffer’s criteria included earnings per share, bank debt-to-EBITDA ratio and discretionary criteria, as well as criteria involving the absence of audit weaknesses and deficiencies, employee satisfaction, prompt reporting of financial data, and implementation of a new executive information system.

       While 2006 performance criteria were also set for Mr. Van Vliet at the beginning of the fiscal year, Mr. Van Vliet’s termination of employment with us, effective September 30, 2006, made him ineligible for an annual incentive award payment for fiscal 2006. Mr. Olbrych commenced his employment with us on November 27, 2006, so no specific fiscal 2006 performance criteria were set for him.

       The actual level of all annual incentive awards is further dependent upon the level of our EBITDA for the fiscal year against pre-established threshold, target and maximum EBITDA amounts. If we earn more than the target level of EBITDA for the fiscal year, the executive officer will receive an annual incentive payment greater than that computed by reference to the executive’s performance points relative to his or her target award for the year. If we earn less than the target level of EBITDA for the fiscal year, the executive officer will receive an annual incentive payment less than that computed by reference to the executive’s performance points relative to his or her target award for the year.

       For fiscal 2006, the threshold amount of EBITDA necessary for an incentive award to accrue was $27.5 million, which was the amount of EBITDA recorded for fiscal 2005 by our company. The target amount of EBITDA for fiscal 2006 was $32.5 million and the amount of EBITDA required to be recorded during fiscal 2006 for the maximum annual incentive award pool to accrue was $39 million.

       At the end of fiscal 2006, it was determined that Mr. O’Hara, Mr. Frey and Mr. Shaffer had achieved 92%, 161% and 124% of their respective target incentive awards for the fiscal year. Actual EBITDA for fiscal 2006 was $31.4 million versus a target EBITDA for fiscal 2006 of $32.5 million, which reduced the annual incentive awards pool (and each individual annual incentive award) to approximately 78% of the levels that the awards would have been had target EBITDA been achieved. On this basis, Mr. O’Hara was paid an annual incentive award for fiscal 2006 of $152,686; Mr. Frey received an annual incentive award of $128,885; and Mr. Shaffer was paid an annual incentive award of $94,423.

       As stated above, Mr. Olbrych was not provided specific 2006 annual incentive plan criteria or targets, but the Committee determined to grant him a discretionary bonus equal to $18,000 for services rendered to our company during fiscal 2006. The amount was determined by computing the amount of Mr. Olbrych’s target bonus for fiscal 2007 of 50% applied to his $250,000 base salary during fiscal 2006, discounting that amount by approximately 22%, and then prorating the result by the number of days during the 2006 fiscal year that Mr. Olbrych served as an executive officer of our company. Mr. Olbrych is eligible to participate in the annual incentive awards program beginning with fiscal 2007.

       The annual incentive award pool for the fiscal 2007 incentive award was again set on the basis of growth in EBITDA. The annual incentive award that each named executive officer will earn will, again, primarily be based upon the named executive officer’s achievement of performance points under certain pre-established criteria tied to the executive officer’s particular job and responsibilities within our company.

       Equity-Based Incentive Compensation

       The purpose of our equity-based incentive program is to provide the opportunity for executive officers to share in the increased value created in our stock through their efforts to improve the performance of our company. All equity awards granted pursuant to the equity-based incentive program are issued under our 1999 Performance Plan, which was previously approved by the shareholders. More specifically, the purpose of the 1999 Plan is to advance our interests and the interests of our shareholders by: (i) encouraging the success of our company through the acquisition of an equity interest in the company by our employees; (ii) providing additional incentives and motivation toward superior company performance; and (iii) enabling us to attract and retain the services of employees upon whose judgment, talents and special effort the successful conduct of our operations is largely dependent. The 1999 Plan provides for grants of incentive stock options, nonqualified stock options, restricted stock and stock units to our employees.

       In order to encourage meaningful levels of stock ownership by our executive officers and other key employees and to provide a strong incentive for executives to continue in the employ of our company, we have awarded in the past, and may award in the future, stock options. We have not awarded any stock options to executive officers since the beginning of fiscal 2006, except with respect to Mr. Olbrych, who upon the initial commencement of his employment with our company in November 2006 received a grant of nonqualified stock options for the purchase of 75,000 shares in the aggregate. The purchase price for 25,000 of the shares subject to the option was set at 100% of the average market value of our common stock on the date of the option’s grant. The purchase price of another 25,000 shares subject to the option was priced at 110% of the average market value of our common stock on the date of grant. The final 25,000 shares subject to the option had a purchase price equal to 120% of the average market value on the date of grant. Provided that Mr. Olbrych remains employed with our company at such times, the options will vest as to 25% of the number of shares at each purchase price six months after the grant date; a second 25% of each tranche will vest eighteen months after the grant date; the third 25% will vest at thirty months after the grant date; and the final 25% will vest forty-two months after the grant date.

       While we may award either stock options or restricted stock under our equity-based incentive program, we have made annual awards of shares of performance-based restricted stock for the past several years. We have shifted from service-based equity awards to these performance-based equity awards because we believe that the performance criteria more closely aligns the efforts of the executives with our financial performance and the resulting stock price and, further, because restricted stock allows the grant of a lesser number of shares than stock options to obtain the same grant date intrinsic value for the award.

       Since 2004, we have annually granted contingent long-term incentive awards, to be earned upon the achievement of predetermined financial criteria over a three-year performance period. Each fiscal year, a new three-year performance period begins under this long-term incentive program. Prior to the commencement of each performance period, restricted stock awards are approved by the Committee based upon a value equal to a specified percentage of an executive officer’s then-current base salary. For Mr. O’Hara, the target percentage in setting the number of shares of restricted stock subject to the long-term incentive award is 80% of his then-current base salary. For Messrs. Olbrych, Frey and Shaffer, the target percentage is 50% of their respective base salaries. The resulting dollar amount is converted into a specific number of shares of restricted stock based upon the then-current market price of our common stock.

       The same performance criteria for a three-year performance period are set by the Committee for each of the named executive officers. Since the commencement of the current long-term incentive program, the Committee has used either earnings per share or pre-tax earnings as the performance criteria. For the performance period commencing with fiscal 2006 and ending with fiscal 2008, the Committee elected to use earnings per share as the performance criterion.

       For the performance period beginning with fiscal 2006 and ending with fiscal 2008, the following awards of restricted stock were granted to the following named executive officers subject to the achievement of the designated financial criteria described below: Mr. O’Hara, 19,366 shares; Mr. Frey, 6,127 shares; and Mr. Shaffer, 5,828 shares. Mr. Van Vliet also received a restricted stock award of 15,656 shares, for the fiscal 2006-2008 performance period, all of which shares were forfeited when Mr. Van Vliet terminated his employment with us effective September 30, 2006. Under the terms of his employment agreement, Mr. Olbrych begins participation in the long-term incentive program starting with the fiscal 2007-2009 period.

       The actual portion of the restricted stock award earned at the end of the performance period depends upon the extent to which we achieve the pre-established financial criteria during the performance period. The number of shares of restricted stock that will vest if actual earnings per share amounts fall between the maximum and the target levels, or between the threshold and the target levels, will be determined through interpolation between the relevant performance levels. All shares that do not vest at the end of the performance period will be forfeited by the executive officer. Failure to achieve the minimum target level will result in forfeiture of all shares subject to the award.

       The restricted shares issued under the long-term incentive program for the fiscal 2004-2006 performance period were forfeited effective January 28, 2007, the first day following the end of our 2006 fiscal year. The threshold earnings per share level that was required to be achieved during the fiscal 2004-2006 performance period to vest any of the shares was $1.24. The number of shares forfeited by each named executive officer for the fiscal 2004-2006 performance period is as follows: Mr. O’Hara, 13,800 shares; Mr. Frey, 4,200 shares; and Mr. Shaffer, 3,750 shares.

       The program is also intended to encourage executive retention since, in most instances, termination of employment prior to the end of a performance period will result in the forfeiture of at least a portion of the restricted shares. Pro-rata awards can be earned in the event of death, disability or retirement at or after age 65 at any time during the performance period, or, for performance periods beginning with the fiscal 2006-2008 period, after the first 18 months of the performance period in all other termination events.

       Long-Term Special Grant

       In September 2006, we established a special long-term incentive program as an incentive to our executive officers to remain in their positions while continuing to strive to attain our financial goals and strategic business objectives. We believed this program to be advisable in light of our innovative but untested business strategy and recent conflicts with certain large shareholders, both of which increase the likelihood of a change in control which may increase management’s incentive to consider alternative employment opportunities.

       The special long-term awards consist of grants of restricted stock that can vest over a ten-year period. Each year during the ten-year period on the annual anniversary of the grant date, 10% of the award becomes available for vesting if the earnings per share performance target of at least $1.67 per share is met for a single fiscal year beginning with the 2007 fiscal year and ending with the 2016 fiscal year. Upon our achievement of the earnings per share target established for this special long-term incentive program during any fiscal year in the ten fiscal-year period, all of the shares that have become available for vesting up to that time will vest. Once the earnings per share target has been achieved, an additional 10% of the award will vest on each subsequent annual anniversary of the grant date. If, by the end of the ten-year period, we fail to achieve the earnings per share target established for this special program, all of the shares will be forfeited.

       The earnings per share target amount was set on the basis of the earnings per share that would be achieved at the end of the ten-year period if the earnings per share budgeted by the Company for fiscal year 2006 (the year in which the grants were made) grows at an annual compounded rate of 20%. Typically, shares that have not yet vested by the time an executive officer’s employment with the company terminates will be forfeited. The number of restricted shares granted to each of the named executive officers is as follows: Mr. O’Hara, 19,037 shares; Mr. Frey, 5,739 shares; and Mr. Shaffer, 5,459 shares. Mr. Van Vliet and Mr. Olbrych did not receive grants of restricted shares under this program.

Benefit Plans

       The benefit plan component of our executive compensation program is not tied to our performance or to an individual executive’s performance. We provide standard company-sponsored insurance and retirement benefit plans to our employees, including the named executive officers. In addition, we supplement the standard benefit package offered to all employees with appropriate executive benefits, as discussed below.

       Insurance Plans

       Our core insurance package includes health, dental, vision, disability and basic group life insurance coverage. The named executive officers participate in these benefits on the same basis as our other employees.

       Retirement Plans

       401(k) Plan – Through our 401(k) Plan all eligible employees, including the named executive officers, are provided an opportunity to save for retirement on a tax-favored basis. Participation in the 401(k) Plan is generally available to all non-union company employees who have completed six months of service. Employees may contribute up to 20% of their pay. We match employee contributions at the rate of $0.30 for every dollar contributed by the employee, up to 6% of their pay. In addition, we contribute on a quarterly basis an aggregate annual amount equal to 0.50% of an employee’s earnings, regardless of whether the employee contributes to the plan. Subject to limitations imposed by the Internal Revenue Code, the named executive officers participate in this benefit on the same basis as our other employees. Our matching and profit-sharing contributions for the named executive officers for fiscal 2006 were as follows: Mr. O’Hara, $5,060; Mr. Frey, $4,776; and Mr. Shaffer, $4,741. Mr. Van Vliet forfeited all of his fiscal 2006 company contributions upon his termination of employment and Mr. Olbrych was not eligible for participation in this plan during fiscal 2006.

       Qualified Defined Benefit Pension Plan – Our defined benefit pension plan was amended effective September 1, 2004, so that no employee who was not already a participant in the pension plan may become a participant on or after that date. Provided they were participants prior to September 1, 2004, the named executive officers participate in this benefit on the same basis as our other employees who were participants prior to that date. Only Messrs. Frey and Shaffer are eligible to participate in this plan. Information about the pension plan and the anticipated benefits for the participating named executive officers can be found in the table entitled “Pension Benefits” on page 45; under the heading “Retirement Plans” on page 46; and the change in pension value earnings for the named executive officers who participate in the pension plan may be found under column (h) of the Summary Compensation Table on page 36.

       Supplemental Retirement Plan – We also maintain a supplemental retirement benefit plan for a limited number of officers and management personnel selected by the Committee. Any benefit payable under the supplemental plan is reduced by benefits paid under the qualified pension plan, if any. Benefits under the supplemental plan are subject to a vesting requirement that requires a minimum of ten years of credited service before vesting begins. Benefits become fully vested after 30 years of service. Pursuant to the terms of his employment agreement, Mr. O’Hara is credited with service at the rate of one year of service for each four months of actual service rendered for purposes of determining benefits under the supplemental plan, so his vesting period began in February 2007. Presently, three of the named executive officers, Messrs. O’Hara, Frey, and Shaffer, participate in the supplemental plan. Additional information on the benefits pursuant to the supplemental plan can be found in the “Pension Benefits” table on page 45. Information about the supplemental plan can also be found under the heading “Retirement Plans” on page 46, and the change in pension value earnings for the named executive officers who participate in the plan may be found under column (h) of the Summary Compensation Table on page 36.

       The Committee periodically reviews the benefits offered to the named executive officers to ensure that the benefit programs provided are competitive and cost-effective for the company, and support its need for a qualified and experienced executive team.

Other Compensation

       Perquisites

       We provide minimal perquisites to the named executive officers such that the monetary amount of which for any currently employed named executive officer is insufficient to require disclosure in the Summary Compensation Table on page 36. Perquisites related to long-distance commuting for Mr. Van Vliet are listed in the footnote to column (i) of the Summary Compensation Table. Executives may receive perquisites that we believe are reasonable and consistent with our overall compensation program. Certain named executive officers have the use of automobiles leased by the company and/or receive company-paid membership fees at lunch, airline, or business clubs. These perquisites are provided to enhance a given executive’s ability to perform the duties of his position, and to afford him a comparable status with similarly situated executives.

       Potential Severance and Change-in-Control Payments

       Severance Benefits

       We have employment agreements with each of the named executive officers that typically contain both severance and change-in-control provisions that apply in the event of certain terminations of an executive’s employment. Mr. Olbrych’s agreement does not contain change-in-control provisions. We understand that the named executive officers may be critical to successfully completing certain transactions and wish to dissuade these individuals from considering alternative employment during any change-in-control process. In addition, we consider it likely that it would take more time for an executive to find subsequent employment than other employees, so the severance offered the named executive officers is greater than what may be provided to other company employees. The material terms for each named executive officer are provided in a table under the caption “Material Terms of Employment and Other Agreements with Named Executive Officers” on page 42.

       Change-in-Control

       In recognition of the importance to us and our shareholders of maintaining focus on the business, and in order to minimize the prospect of losing executives and key managers that may occur in connection with rumored, threatened, or actual changes in corporate ownership or control, we have provided all of the named executive officers, other than Mr. Olbrych, and other key employees with benefits in the event of a change-in-control. The purpose of these provisions is to induce and provide incentives for executive officers to remain with the company despite the uncertainties associated with an actual or threatened change in the ownership and control of the company and to ensure the provision of severance and benefits for terminated employees in the event that the control and/or ownership of the company changes.

Change-in-control benefits are further described under the caption “Material Terms of Employment and Other Arrangements with Named Executive Officers” on page 42.

Recent Developments in Executive Compensation Analysis

       In the course of the Committee’s periodic review of our compensation philosophy as it relates to named executive officers, the Committee engaged the services of the Hay Group, Inc., an independent executive compensation consulting firm. In January 2007, the Hay Group undertook two projects for the Committee. The first project entails reviewing substantive position duties and conducting market compensation analyses for our executive officers, including each of the named executive officers. This work is designed to determine the internal equity among the executive positions and to benchmark the overall compensation for these positions against comparable executive positions in companies which compete with us for executive talent. The second project involves our supplemental retirement benefit plan. The Hay Group has submitted its report to the Committee and the Committee is currently evaluating the Hay Group’s findings which are expected to be used in considering changes and alternatives to our present executive compensation program.

       We believe that the Hay Group engagement is particularly relevant in light of the recent reconfiguration of our executive management. In November of 2006, we hired Mr. Olbrych as Senior Vice President and Chief Administrative Officer. We had previously implemented a business strategy that focused management attention on emphasizing our commitment to external customer service and aligned executive management accordingly. Mr. Olbrych will oversee and be responsible for internal customer services including accounting, human resources, information technology, legal and finance. The chief executive officer’s attention is now primarily focused on overseeing and being responsible for external customer services including operations, sales and service, and marketing, in addition to having the chief administrative officer report to him. Because this reporting structure is new to our organization, it necessitates the Hay Group engagement to review and determine the relative relationship of our executive officer positions to each other, and to comparative positions and duties in the competitive marketplace. These changes were announced during the final days of fiscal year 2006 so that the transition to the new structure would be in place at the start of fiscal year 2007.

Tax Treatment of Executive Compensation

       Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1,000,000. Although no executive officer currently receives in excess of $1,000,000 of compensation annually, it is our policy to maximize the tax deductibility of executive compensation without compromising the fundamental framework of the existing compensation program. However, we may elect to forego deductibility for federal income tax purposes if such action is, in our opinion, necessary or appropriate to further the goals of the executive compensation program, or is otherwise in Angelica’s best interest.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

       The responsibilities of the Compensation and Organization Committee are provided in its Charter, which has been approved by the Board of Directors. In fulfilling those responsibilities with respect to the Compensation Discussion and Analysis set forth above and included in this Committee Report, the Committee has, among other things:

  reviewed and discussed the Compensation Discussion and Analysis with management, and;

  on the basis of that review and discussion, the Committee approved the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for 2006 and the Company’s 2007 Proxy Statement.

Submitted by the Compensation and Organization Committee, Kelvin R. Westbrook, Chairman James R. Henderson Ronald J. Kruszewski

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report and Compensation and Organization Committee Report shall not be deemed to be incorporated by reference in any such filings.

Compensation Committee Interlocks and Insider Participation

       During fiscal year 2006, the following individuals served as members of the Compensation and Organization Committee: Susan S. Elliott, James R. Henderson, Charles W. Mueller and Kelvin R. Westbrook, Chairman. Ms. Elliott resigned as a director and as a member of the Compensation and Organization Committee on August 30, 2006. As part of the Settlement Agreement with Steel Partners, Mr. Henderson was appointed to the Compensation and Organization Committee, effective September 19, 2006. Effective February 16, 2007, Mr. Mueller stepped down from the Compensation and Organization Committee and was replaced by Ronald J. Kruszewski. None of the members of the Compensation and Organization Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2006 or any prior period. None of our executive officers served as a director or member of a compensation committee of any other entity, whose executive officers served as a director or member of our Compensation and Organization Committee. Each member of the Compensation and Organization Committee listed above is an independent director.

Summary Compensation Table

       The following table reflects compensation paid or payable by the Company and its subsidiaries for the fiscal year ended January 27, 2007, to the Company’s Chief Executive Officer, Chief Financial Officer and each of the next most highly compensated executive officers. The table also includes one additional individual for whom disclosure would have been provided but for the fact that he resigned prior to fiscal year end.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Stephen M. O’Hara(5)	2006	$425,000	—	$(29,509)	$2,560	$152,686	—	$28,022	$578,759
(formerly Chairman) President and Chief Executive Officer

James W. Shaffer(6)	2006	$195,001	—	$(1,478)	$2,357	$94,423	$27,292	$10,323	$327,918
Vice President, Treasurer and Chief Financial Officer

Steven L. Frey	2006	$205,002	—	$(2,110)	$3,772	$128,885	$48,702	$10,818	$395,069
Vice President, General Counsel and Secretary

John S. Olbrych(7)	2006	$43,268	$18,000 (8)	—	$45,867	—	—	$22,000	$129,135
Senior Vice President and Chief Administrative Officer

David A. Van Vliet(9)	2006	$246,249	—	$(108,000)	—	—	—	$75,639	$213,888
Formerly President and Chief Operating Officer

(1)	The amounts shown in columns (e) and (f) above represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2006 with respect to the stock and option awards included in Angelica’s consolidated financial statements for fiscal year 2006 per SFAS 123(R). In accordance with SFAS 123(R), for performance-contingent restricted stock, if it is determined that the performance contingency will not be satisfied, any previously recognized compensation expense is reversed in the period such determination is made, which may result in a credit to expense. See Note 2 to the Consolidated Financial Statements included in our Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). For further information on these awards, see the Grants of Plan-Based Awards table.
(2)	The amounts shown in column (g) represent annual short-term incentive compensation earned by the named executive officers for fiscal 2006. Such amounts were calculated and paid in 2007 but are included in compensation for fiscal 2006, the year in which they were earned. See “Compensation Discussion and Analysis,” page 26 for further details.
(3)	The amounts shown in column (h) represent the aggregate change in the actuarial value of each named executive officer’s accumulated benefit, if any, under the Angelica Corporation Pension Plan and the Supplemental Plan: Pension Plan: Mr. Shaffer, $8,765; and Mr. Frey, $543; Supplemental

Plan: Mr. Shaffer, $18,527; and Mr. Frey, $48,159. The present value of Mr. O’Hara’s Supplemental Plan benefit decreased $99,686 due to the fact that the actual increase in his compensation from fiscal 2005 to fiscal 2006 was less than what had been previously projected.
(4)	A breakdown of the amounts shown in column (i) for fiscal 2006 for each of the named executive officers is set forth in the following table. Amounts shown below for 401(k) matching contributions are subject to change when the results of nondiscrimination testing for the 401(k) plan year ending December 31, 2006 are finalized.

	O’Hara	Shaffer	Frey	Olbrych		Van Vliet

401(k) matching contributions	$3,960	$3,710	$3,676	—		—

401(k) - profit sharing contributions	$1,100	$1,031	$1,100	—		—

Dividend distributions on restricted stock	$22,962	$5,582	$6,042	—		$13,966

Consulting fee	—	—	—	$22,000	(a)	$27,083	(b)

Perquisites	—	—	—	—		$34,590	(c)

Total	$28,022	$10,323	$10,818	$22,000		$75,639

(a)	Represents consulting fees of $22,000 paid to Mr. Olbrych’s company, D.D. III Aviation, Inc., prior to his employment with the Company. Pursuant to his consulting agreement, the Company also reimbursed Mr. Olbrych’s company for expenses incurred in performing duties under the agreement.
(b)	Represents one month’s consulting fee following Mr. Van Vliet’s resignation, paid at his former salary.
(c)	Represents payments by Angelica for certain perquisites for Mr. Van Vliet, including commercial commuter airfare of $11,930; temporary lodging expenses of $16,138; and leased auto payments of $6,522.
(5)	Mr. O’Hara was Chairman from January 29, 2006 to September 18, 2007.
(6)	Mr. Shaffer was elected Treasurer effective August 11, 2007.
(7)	Mr. Olbrych joined the Company on November 27, 2006.
(8)	The Compensation and Organization Committee determined to grant Mr. Olbrych a discretionary bonus equal to $18,000 for services rendered to our company during fiscal 2006.
(9)	Mr. Van Vliet resigned effective September 30, 2006.

Grants of Plan-Based Awards in Fiscal 2006

       The following table sets forth information with respect to grants of awards to any person named in the Summary Compensation Table under our non-equity and equity incentive plans during fiscal 2006.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)
Name	Grant Date		Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value ($)

(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Stephen M.	—			$2,125	$212,500	$425,000	—	—	—	—	—	—		—
O’Hara	1/30/06	(2)	1/27/06	—	—	—	6,455	12,911	19,366	—	—	—		—
	9/19/06	(3)		—	—	—	1,904	n/a	19,037	—	—	—		—

James W.	—			$975	$97,500	$195,000	—	—	—	—	—	—		—
Shaffer	1/30/06	(2)	1/27/06	—	—	—	1,942	3,886	5,828	—	—	—		—
	9/19/06	(3)		—	—	—	546	n/a	5,459	—	—	—		—

Steven L.	—			$1,025	$102,500	$205,000	—	—	—	—	—	—		—
Frey	1/30/06	(2)	1/27/06	—	—	—	2,042	4,085	6,127	—	—	—		—
	9/19/06	(3)		—	—	—	574	n/a	5,739	—	—	—		—

John S.	11/27/06			—	—	—	—	—	—	—	25,000	$21.305	(4)	$195,924
Olbrych	11/27/06			—	—	—	—	—	—	—	25,000	$23.4355	(4)	$183,155
	11/27/06			—	—	—	—	—	—	—	25,000	$25.566	(4)	$171,550

David A. Van	—			$1,625	$162,500	$325,000	—	—	—	—	—	—		—
Vliet(5)	1/30/06	(2)	1/27/06	—	—	—	—	—	—	—	—	—		—

(1)	Represents annual short-term incentive compensation opportunities for fiscal 2006 available to named executive officers. For fiscal year 2006, the financial criteria used to determine the annual incentive compensation for the executive officers included earnings per share, gross margin and bank-debt-to-EBITDA ratio. Earnings per share was a common criteria used for all of the executive officers and this was combined with one or both of the other criteria in the case of some. In addition to these financial criteria, a variety of other performance measures, including customer and employee satisfaction scores, as well as individual goals specific to each executive officer’s position, were also used to determine the amount of an executive officer’s annual incentive compensation. The actual amounts earned by the named executive officers for fiscal 2006 are set forth in the Summary Compensation Table. See Compensation Discussion and Analysis for further details.

(2)	Represents awards of restricted shares granted in fiscal 2006 to the named executive officers under the Long-Term Incentive Program. Awards were granted to the named executive officers as follows: Mr. O’Hara, 19,366 shares; Mr. Shaffer, 5,828 shares; Mr. Frey, 6,127 shares; and Mr. Van Vliet, 15,656 shares, which he subsequently forfeited upon his resignation. The restricted shares may be earned, in whole or in part, based on achievement of three-year (2006-2008) performance goals associated with the awards. If those performance goals, based solely on earnings per share, are not achieved, some or all of the shares will be forfeited. The number of shares of restricted stock awarded was computed based upon the closing market price of the Company’s stock on January 27, 2006, the last trading day of the Company’s prior fiscal year. Named executive officers receive any dividends paid on shares granted under the program at the same dividend rate paid to all shareholders of common stock. The restricted stock granted in connection with the Long-Term Incentive Program was issued under the 1999 Performance Plan.

(3)	Represents a special ten-year grant. Awards of restricted stock were granted to the named executive officers as follows: Mr. O’Hara, 19,037 shares; Mr. Shaffer, 5,459 shares; and Mr. Frey, 5,739 shares. The shares included in these grants become available to vest over a ten year period, at the rate of ten percent (10%) per year on each annual anniversary of the grant date. Vesting is conditioned upon the Company achieving, as to any year during the ten year period, earnings per share of at least $1.67. Upon achieving that target, all shares that had previously become available to vest, immediately vest. Thereafter, an additional ten percent (10%) of the total shares granted will vest on each subsequent annual anniversary of the grant date. If the target is not achieved by the end of the ten year period, all shares are forfeited. A participant leaving the Company will typically forfeit all shares that have not yet vested. Named executive officers receive dividends on these shares as described above. The restricted stock granted in connection with the special ten-year grant was issued under the 1999 Performance Plan.

(4)	Pursuant to his employment agreement, Mr. Olbrych was granted 25,000 stock options at fair market value, which is the average of the high and low trading price of the Company’s common stock, on the grant date; 25,000 options at 110% of the fair market value on the grant date; and 25,000 options at 120% of the fair market value on the grant date. Twenty-five percent (25%) of each set of options becomes exercisable six months after the grant date; an additional 25% becomes exercisable 18 months after the grant date; an additional 25% becomes exercisable 30 months after the grant date; and the final 25% becomes exercisable 42 months after the grant date.

(5)	Mr. Van Vliet resigned effective September 30, 2006, and forfeited his entire award of restricted shares effective as of this date.

Narrative Disclosure for Summary Compensation Table and Grants of Plan-Based Awards Table

       Bonus vs. Annual Incentive Compensation; Salary as Percentage of Total Compensation. The named executive officers typically receive annual review of their base salaries. Increases in base salary for the named executive officers during fiscal 2006 ranged from 4.8% to 5.4%. Discretionary bonuses are typically only paid during the executive officer’s first year of employment after which the executive officer becomes a participant in our annual incentive compensation plan which is based upon the achievement of financial and strategic performance criteria points established for each executive officer at the beginning of the fiscal year as well as overall company financial goals.

       Mr. Olbrych, who commenced employment with our company in November 2006, is the only named executive officer who received a discretionary bonus for fiscal 2006 and the dollar amount of that bonus is set forth in the Bonus column of the Summary Compensation Table next to his name. Messrs. O’Hara, Shaffer and Frey each received performance-based annual incentive awards for fiscal 2006 and the dollar amount of these awards is set forth next to their names in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The percentage that base salary was of the total compensation amounts reported in the Summary Compensation Table for each of the executive officers who were employed for the full 2006 fiscal year were 73% for Mr. O’Hara, 59% for Mr. Shaffer and 52% for Mr. Frey.

       Stock Awards. The amounts set forth in the Stock Award column of the Summary Compensation Table for Messrs. O’Hara, Shaffer and Frey are negative dollar amounts for fiscal 2006. We have been granting performance-based restricted stock as part of our long-term equity-based incentive plan since 2004. Each year, another award of restricted shares is made to each of the named executive officers for a new three-year performance period. The dollar value expensed for these is computed in accordance with SFAS 123(R). During fiscal 2006, the dollar values of previously expensed awards for the fiscal 2005-2007 performance period were reversed due to the fact that it was determined that the performance criteria for these awards were unlikely to be achieved. The expense amounts reversed offset the expense accrued during fiscal 2006 for the fiscal 2006-2008 performance period award, resulting in the negative dollar amount. In Mr. Van Vliet’s case, the negative dollar amount reported under this column is reflective of a reversal of previously recognized expense for performance-based and service-based restricted stock grants that Mr. Van Vliet forfeited upon his termination of employment on September 30, 2006.

       Stock Options. Since fiscal 2004, stock options are typically granted only upon commencement of an executive officer’s employment with the Company. The amounts set forth in the Option Awards column of the Summary Compensation Table for Messrs. O’Hara, Shaffer and Frey are amounts expensed in accordance with SFAS 123(R) for stock options granted in years prior to fiscal 2004. Mr. Olbrych received a grant of 75,000 stock options upon the commencement of his employment in November 2006. These options are scheduled to vest over the 42 months after the grant date as more fully described in footnote 4 to the Grants of Plan-Based Awards for Fiscal 2006 Table. The amount set forth in the Stock Option column of the Summary Compensation Table for Mr. Olbrych is the dollar amount of the option grant’s grant date fair value that was expensed under SFAS 123(R) during fiscal 2006.

       Annual Incentive Awards. For purposes of determining annual incentive awards, each named executive officer is given a number of performance criteria based upon the executive officer’s individual job description and responsibilities. The various performance criteria are weighted for each executive officer and performance points are assigned to various performance levels within each of the criteria with the total number of performance points that are available to an executive officer to earn being in excess of 200. Within each performance criteria, performance points are assigned to levels of achievement of the performance criteria relative to budgeted, targeted or expected levels of performance for that criteria. At the end of the fiscal year, actual achievement of the performance goals relative to the pre-established performance measurements are analyzed and the executive officer earns a point total on the basis of this analysis.

       The point total for each executive officer represents the percentage of the annual incentive target amount established for the executive officer that the executive officer has actually achieved. Annual incentive target amounts are expressed as a percentage of the executive officer’s base salary for the fiscal year with the target payment for each of the named executive officers being 50% of the executive officer’s base salary for the fiscal year. Each executive officer can, however, earn more or less than the target annual incentive percentage based upon the actual number of performance points achieved by the executive officer as well as based upon the size of the annual incentive award pool for the fiscal year.

       The actual level of all annual incentive awards is further dependent upon the level of our earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal year, against pre-established threshold, target and maximum EBITDA amounts. If we earn more than the target level of EBITDA for the fiscal year, the executive officer will receive an annual incentive payment greater than that computed by reference to the executive’s performance points relative to his or her target award for the year. If we earn less than the target level of EBITDA for the fiscal year, the executive officer will receive an annual incentive payment less than that computed by reference to the executive’s performance points relative to his or her target award for the year.

       The dollar amounts of the threshold, target and maximum annual incentive awards, as set at the beginning of fiscal 2006, are set forth for each of the named executive officers in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns in the Grants of Plan-Based Awards in Fiscal 2006 Table. The threshold represents the amount that the named executive officer would have earned if the executive had earned a single performance point and the EBITDA target had been met. Likewise, the target and the maximum amounts under this column of the table set forth the dollar values that the named executive officer would have received if he had earned 100 and 200 performance points, respectively, assuming the EBITDA target had been met.

       For fiscal 2006, Mr. O’Hara, Mr. Shaffer and Mr. Frey achieved 92%, 124% and 161% of their respective target incentive awards for the fiscal year. Actual EBITDA for fiscal 2006 was $31.4 million versus a target EBITDA for fiscal 2006 of $32.5 million, which reduced the annual incentive awards pool (and each individual annual incentive award) to approximately 78% of the levels that the awards would have been had target EBITDA been achieved. On this basis, Messrs. O’Hara, Frey and Shaffer were paid annual incentive awards for fiscal 2006 in the amounts listed beside their names in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Mr. Van Vliet forfeited his annual incentive award for fiscal 2006 upon his termination of employment on September 30, 2006.

       Changes in Pension Value. For Messrs. Shaffer and Frey, the amounts recorded in the column Change in Pension Value and Non-Qualified Deferred Compensation Earnings of the Summary Compensation Table is the aggregate accretion in the present value of the accrued benefits at age 65 under our qualified defined benefit plan and our supplemental retirement plan. The dollar amount of accretion of benefits under each plan for Mr. Shaffer and Mr. Frey is reported in footnote 3 to the Summary Compensation Table. The negative amount reported for Mr. O’Hara in footnote 3 to the Summary Compensation Table results from the decrease in present value of his accrued benefit at age 65 under the supplemental retirement plan as compared with the last day of fiscal 2005 year end. Mr. O’Hara does not participate in the qualified defined benefit plan.

       Long-Term Equity Incentive Awards. There are two grants of restricted stock awards that have been reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column of the Grants of Plan-Based Awards in Fiscal 2006 Table for Messrs. O’Hara, Shaffer and Frey. The first grant is a long-term equity incentive grant for the three-year performance period commencing with fiscal 2006 and ending with fiscal 2008. The value of the grant is equal to a specified percentage of an executive officer’s then-current base salary. For Mr. O’Hara, the target percentage in setting the number of shares of restricted stock subject to the long-term incentive award is 80% of his base salary. For Messrs. Frey and Shaffer, the target percentage is 50% of their respective base salaries. The resulting dollar amount is converted into a specific number of shares of restricted stock based upon the market price of our common stock on the date of grant.

       For the performance period commencing with fiscal 2006 and ending with fiscal 2008, the Committee elected to use earnings per share as the performance criterion. The actual awards of restricted stock that were granted to the named executive officers for the fiscal 2006-2008 performance period are listed in the Maximum subcolumn under the Estimated Future Payouts Under the Equity Incentive Plan Awards column of the Grants of Plan-Based Awards in Fiscal 2006 Table.

       The actual portion of the restricted stock award earned at the end of the performance period depends upon the extent to which we achieve the pre-established financial criteria during the performance period. The number of shares of restricted stock that will vest if actual earnings per share amounts fall between the maximum and the target levels, or between the threshold and the target levels, will be determined through interpolation between the relevant performance levels. All shares that do not vest at the end of the performance period will be forfeited by the executive officer. Failure to achieve the minimum target level will result in forfeiture of all shares subject to the award.

       The second restricted stock award reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column of the Grants of Plan-Based Awards in Fiscal 2006 Table is a special grant designed to serve as an incentive to our executive officers to remain in their positions while continuing to strive to attain our financial goals and strategic business objectives. The special long-term awards consist of grants of restricted stock that can vest over a ten-year period. Each year during the ten-year period on the annual anniversary of the grant date, 10% of the award becomes available for vesting if the earnings per share performance target of at least $1.67 per share is met for a single fiscal year beginning with the 2007 fiscal year and ending with the 2016 fiscal year. Upon our achievement of the earnings per share target established for this special long-term incentive program during any fiscal year in the ten fiscal-year period, all of the shares that have become available for vesting up to that time will vest. Once the earnings per share target has been achieved, then an additional 10% of the award will also vest on each subsequent annual anniversary of the grant date. If, by the end of the ten-year period, we fail to achieve the earnings per share target established for this special program, all of the shares will be forfeited.

       Material Terms of Employment and Other Agreements with Named Executive Officers.

       Each of the named executive officers in the Summary Compensation Table currently has an employment agreement with Angelica. The following table sets forth the material terms of each of these agreements. See also the Compensation Discussion and Analysis beginning on page 26.

Named Executive Officer	Stephen M. O’Hara	Steven L. Frey	James W. Shaffer	John S. Olbrych

Agreement Type	Employment including Change in Control (CIC)	Employment including CIC	Employment including CIC	Employment

Term	9/15/03-9/15/06, subject to automatic annual renewal absent timely notice of termination	9/9/04 - until employment ends	9/9/04 - until employment ends	11/27/06 - until employment ends

Salary Continuation If Terminated (Non-CIC)	24 months	12 months	12 months	12 months

Lump Sum Cash Payment If Terminated (CIC)	2 x current annual salary	1 1/2 x current annual salary	1 1/2 x current annual salary	N/A

Bonus (CIC)	Annual target bonus amount	Prorated portion of maximum annual bonus amount for CIC year	Prorated portion of maximum annual bonus amount for CIC year	N/A

Medical Benefit Continuation*	Two years for every year of service, up to a maximum of ten (10) years, for him and his family, without cost to him	Two (2) years for him and his family, if related to CIC	Two (2) years for him and his family, if related to CIC	One (1) year for him, upon timely COBRA election; terminates upon coverage eligibility with another employer

Restricted Stock And/Or Option Vesting	Unexpired options and restricted stock vest if CIC occurs or upon Mr. O’Hara’s death, disability or retirement	Unexpired options and restricted stock vest if CIC occurs	Unexpired options and restricted stock vest if CIC occurs	Upon termination of employment for any reason, unvested options terminate, except as otherwise provided in the Company’s 1999 Performance Plan

Non-Compete And Related Provisions	Yes, non-compete and non-solicitation covenants for two (2) years after employment ends; confidentiality obligations in effect indefinitely	Yes, non-compete & non-solicitation covenants for one (1) year after employment ends; confidentiality obligations in effect indefinitely	Yes, non-compete & non- solicitation covenants for one (1) year after employment ends; confidentiality obligations in effect indefinitely	Yes, non-compete & non- solicitation covenants for one (1) year after employment ends; confidentiality obligations in effect indefinitely

Additional Provisions	If CIC occurs, we will pay him a gross-up amount equal to the amount of any excise tax imposed on payments to him.	If CIC occurs, he will be credited with an additional five (5) years of service under our Supplemental Retirement Benefit Plan.	If CIC occurs, he will be credited with an additional five (5) years of service under our Supplemental Retirement Benefit Plan.	Initial stock option grant of 75,000 shares subject to staggered vesting schedule
(see Grants of Plan-Based
Awards Table on page 38).
Temporary living expenses to be paid for three (3) months; ten (10) company-paid round trip flights home for personal use; relocation expenses to be paid pursuant to Company policy; and upon buying or leasing a residence in Atlanta by 11/27/08 while still a Company employee, a payment of 1/12 of his annual salary, with subsequent payment of a gross-up amount to reimburse him for all income taxes paid on such amount.
Airline club membership and use of leased vehicle through
6/30/08

*	With the exception of Mr. Olbrych, if the Executive Officer subsequently becomes employed, our medical benefit continuation becomes secondary to the benefits provided by the other employer.

Outstanding Equity Awards at Fiscal Year-End

       The following table shows outstanding stock option awards classified as exercisable and unexercisable as of our fiscal year ended January 27, 2007. The vesting schedule for each option grant is shown following this table, based on the option grant date. The table also shows unvested and unearned stock awards (both time-based awards and performance-based) assuming a market value of $26.30 a share (the closing value of the Company’s stock on January 26, 2007).

	Option Awards							Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)

(a)		(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)

Stephen M. O’Hara	5/30/2001	1,600	(1)	0		$10.935	5/30/2010	—		—	4,600	(5)	$120,980
	5/29/2002	2,000	(1)	0		$16.675	5/29/2011	—		—	5,741	(5)	$150,988
	5/28/2003	1,500	(1)	500	(1)	$16.82	5/28/2012	—		—	6,455	(5)	$169,767
	9/15/2003	100,000	(2)	0		$19.66	9/15/2013	—		—	1,904	(6)	$50,075
	9/15/2003	50,000	(2)	0		$25.00	9/15/2013	—		—	—		—
	9/15/2003	50,000	(2)	0		$30.00	9/15/2013	—		—	—		—

James W. Shaffer	5/25/1999	3,000		0		$16.8125	5/25/2009	223	(4)	$5,865	1,250	(5)	$32,875
	8/13/1999	2,000		0		$12.6875	8/13/2009	—		—	1,353	(5)	$35,584
	5/23/2000	10,000		0		$ 7.25	5/23/2010	—		—	1,942	(5)	$51,075
	8/28/2001	3,000		0		$10.95	8/28/2011	—		—	546	(6)	$14,360
	8/5/2002	5,000		0		$16.325	8/5/2012	—		—	—		—
	8/27/2003	8,000		0		$19.36	8/27/2013	—		—	—		—
	1/28/2005	10,000		0		$32.88	1/28/2015	—		—	—		—

Steven L. Frey	3/1/1999	10,000		0		$16.125	3/1/2009	380	(4)	$9,994	1,400	(5)	$36,820
	5/23/2000	15,000		0		$ 7.25	5/23/2010	—		—	1,458	(5)	$38,345
	8/28/2001	3,000		0		$10.95	8/28/2011	—		—	2,042	(5)	$53,705
	8/5/2002	8,000		0		$16.325	8/5/2012	—		—	574	(6)	$15,096
	8/27/2003	12,000		0		$19.36	8/27/2013	—		—	—		—
	1/28/2005	10,000		0		$32.88	1/28/2015	—		—	—		—

John S. Olbrych	11/27/2006	0		25,000	(3)	$21.305	11/27/2016	—		—	—		—
	11/27/2006	0		25,000	(3)	$23.4355	11/27/2016	—		—	—		—
	11/27/2006	0		25,000	(3)	$25.566	11/27/2016	—		—	—		—

David A. Van Viet		0		0		—	—	—		—	—		—

(1)	Represents options granted to Mr. O’Hara during his service as a non-employee director on our Board of Directors.
(2)	Represents options granted to Mr. O’Hara as an inducement to accept employment as our President and CEO on September 15, 2003. One grant for 100,000 stock options at an exercise price of $19.66 was granted under substantially similar terms to the 1999 Performance Plan. It became one-third exercisable one year from the date of grant; two-thirds exercisable two years from the date of grant; and was to be fully exercisable three years from the date of grant. The Board of Directors on January 17, 2006, authorized acceleration of the vesting date (at the same time it accelerated the vesting dates for all unvested stock options granted to employees in 2003 at option prices above the market price of Angelica’s shares on January 17, 2006). By taking that action before fiscal year end, Angelica avoided certain expense charges in each of the next two fiscal years. Two additional employment-

inducement stock option grants of 50,000 shares each were to vest and become exercisable only upon the closing price of our common stock on the New York Stock Exchange being at least, for the respective options, $25.00 per share, and $30.00 per share, during any period of five consecutive trading days during Mr. O’Hara’s term of employment. The second stock option grant of 50,000 shares vested and became exercisable on July 7, 2004, following a period of five consecutive trading days when our common stock on the New York Stock Exchange closed at $25.00 or more per share. The third stock option grant of 50,000 shares was amended by the Compensation and Organization Committee on January 27, 2005, so that the options vested and became immediately exercisable at $30.00 per share. No other terms of the stock option agreement or the options were modified.

(3)	Pursuant to his employment agreement, Mr. Olbrych was granted 25,000 stock options at fair market value, which is the average of the high and low trading price of our common stock, on the grant date; 25,000 options at 110% of the fair market value on the grant date; and 25,000 options at 120% of the fair market value on the grant date. Twenty-five (25%) percent of each set of options becomes 25% exercisable six months after the grant date; an additional 25% becomes exercisable 18 months after the grant date; an additional 25% becomes exercisable 30 months after the grant date; and the final 25% becomes exercisable 42 months after the grant date.

(4)	Represents restricted shares issued under the Stock Bonus and Incentive Plan in March 2003 with a five-year transferable period. The Stock Bonus and Incentive Plan terminated on April 1, 2003. The shares will vest on March 14, 2008.

(5)	Represents awards of restricted shares granted to the named executive officers for the 2004-2006, 2005-2007, and 2006-2008 Performance Periods under the Long-Term Incentive Program. The restricted shares issued in 2004 were forfeited effective January 28, 2007, because the performance goals associated with those awards were not achieved. The named executive officers forfeited shares as follows: Mr. O’Hara, 13,800 shares; Mr. Shaffer, 3,750 shares; and Mr. Frey, 4,200 shares. Portions of the respective remaining awards will vest or be forfeited effective as of the last day of the 2007 and 2008 fiscal years depending on achievement of the performance goals associated with those awards. The value of the awards assumes payout at the threshold level of performance.

(6)	Represents a special ten-year grant of restricted stock granted on September 19, 2006 to Messrs. O’Hara, Frey and Shaffer. See description in Grants of Plan-Based Awards Table on page 38. The value of the award assumes payout at the minimum level of performance.

Option Grant Date	Option Awards Vesting Schedule
5/30/2001	25% vests each year for four years from date of grant
5/29/2002	25% vests each year for four years from date of grant
5/28/2003	25% vests each year for four years from date of grant
9/15/2003	See Footnote 2
3/1/1999	25% vests each year for four years from date of grant
5/25/1999	25% vests each year for four years from date of grant
8/13/1999	25% vests each year for four years from date of grant
5/23/2000	25% vests each year for four years from date of grant
8/28/2001	25% vests each year for four years from date of grant
8/5/2002	25% vests each year for four years from date of grant
8/27/2003	25% vests each year for four years from date of grant
1/28/2005	Vested six months from the date of grant
11/27/2006	See Footnote 3

Option Exercises and Stock Vested in Fiscal 2006

       The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by the named executive officers during the fiscal year ended January 27, 2007.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Stephen M. O’Hara	—	—	1,000	(1)	$17,415
	—	—	34	(2)	$652

James W. Shaffer	—	—	566	(3)	$11,776

Steven L. Frey	—	—	364	(3)	$7,573

John S. Olbrych	—	—	—		—

David A. Van Vliet	—	—	—		—

(1)	Amount shown represents the final 1,000 shares of a 3,000 share restricted grant issued to Mr. O’Hara on September 15, 2003, pursuant to his employment agreement. The shares vested on September 15, 2006.

(2)	Amount shown represents the final one-third increment of a director stock grant awarded to Mr. O’Hara during his service as a non-employee director on our Board, which vested on May 28, 2006.
(3)	Amount shown represents restricted shares issued under the Stock Bonus and Incentive Plan in 2001 with a five-year transferrable period, which vested on March 14, 2006. The Stock Bonus and Incentive Plan terminated on April 1, 2003.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Stephen M. O’Hara	Defined Benefit Pension Plan(1)	0		0	0
	Supplemental Plan	10	(2)	$3,061,266	0

James W. Shaffer	Defined Benefit Pension Plan(3)	6		$166,488	0
	Supplemental Plan	7		$306,387	0

Steven L. Frey	Defined Benefit Pension Plan(3)	6		$136,002	0
	Supplemental Plan	7		$234,030	0

John S. Olbrych(4)	Defined Benefit Pension Plan	0		0	0
	Supplemental Plan	0		0	0

(1)	Effective September 1, 2004, we amended our Defined Benefit Pension Plan so that as of that date, no further employees could participate in the plan. To be eligible to participate in the plan, an employee had to have completed one (1) year of service. Mr. O’Hara became an executive officer of the Company on September 15, 2003. Mr. O’Hara is not eligible to participate in the Company’s Defined Benefit Pension Plan.

(2)	Mr. O’Hara is credited service at the rate of one (1) year for every four (4) months of employment for purposes of the Company’s Supplemental Retirement Benefit Plan.
(3)	Amounts and years of credited service shown for Messrs. Shaffer and Frey for the Defined Benefit Pension Plan are as of December 31, 2005, and are derived from the most currently available actuarial report for the plan.

(4)	Mr. Olbrych is not eligible to participate in the Company’s Defined Benefit Pension Plan. While Mr. Olbrych may otherwise be eligible to participate, as the other named executive officers do, in the Supplemental Retirement Benefit Plan, the Compensation and Organization Committee has decided to evaluate the continued use of the plan, and pending the results of that evaluation, has chosen not to include him in the plan at this time.

RETIREMENT PLANS

       Under our defined benefit pension plan, an employee earns benefits in any year equal to 0.25% of total compensation plus an additional 0.25% of that part of compensation which is in excess of one-half of the social security taxable-wage base, plus, for each year of employment in excess of 15 years, an additional 0.05% of total compensation. Reduced benefits are payable at early retirement. Estimated annual benefits under the plan payable upon normal retirement to the following executive officers are as follows: Mr. Frey, $14,819 and Mr. Shaffer, $19,096. Mr. O’Hara and Mr. Olbrych are not eligible to participate under the plan. These figures assume that participants will remain employed until their normal retirement dates and will receive increases to their current compensation consistent with historical increases in compensation. The Company’s pension plan was amended effective September 1, 2004, so that no employee shall become a participant on or after September 1, 2004.

       We also maintain a supplemental retirement benefit plan (the “Supplemental Plan”) for a limited number of highly compensated officers and management personnel selected by the Compensation and Organization Committee (the Committee). The “formula amount” of supplemental retirement benefit payable under this plan is determined by the Committee when the participant is invited to join the plan and is subject to increase at the Committee’s discretion. Additionally, the Committee may, at its discretion, reduce the formula amount or “freeze” the then-vested benefit of certain participants. A full benefit is the participant’s final average compensation multiplied by the formula amount (between 30% and 50%). A participant who has less than 30 years of service at retirement will receive a reduced amount of the otherwise fully vested formula amount, based on actual years of service. For purposes of the supplemental retirement benefit plan, final average compensation means the average compensation paid during the three most highly compensated years of the participant’s last five years of employment. Benefits are generally payable over 120 months beginning at age 65, but may extend for a period of up to 15 years. Any benefit payable under the plan will be reduced by benefits paid under the pension plan. For purposes of calculation of benefits under the supplemental retirement benefit plan, Mr. O’Hara is credited with service at the rate of one year of service for each four months of actual service rendered. Estimated annual benefits under the supplemental plan payable under normal retirement over a ten-year period to the named executive officers are as follows: Mr. O’Hara, $426,527; Mr. Frey, $32,608; and Mr. Shaffer, $42,689. These figures reflect a reduction for the benefit payable under the pension plan, if any, and assume that participants will remain employed until their normal retirement dates and will receive increases to their current compensation consistent with historical increases in compensation.

Trust Agreements

       A trust has been established to fund certain benefits payable following a change in control to named executive officers pursuant to certain employee benefit plans. In the event of a change in control or a potential change in control that is not approved by the Board of Directors, we will be required to deposit into the trust an amount equal to the difference between the maximum amount potentially payable under the covered plans to all participants and the then-current value of the trust assets. The trust can be revoked at any time prior to a change in control. The trust will terminate automatically on the third anniversary of the occurrence of the change in control. If the trust is revoked or terminated, all remaining trust assets will be returned to us. If funds are deposited into a trust in connection with a potential change in control and an actual change in control does not occur within 90 days, our Board of Directors may direct that the deposit will be returned by the trust to us. In the event of bankruptcy or insolvency, the assets of the trust will be subject to the claims of the general creditors of the Company.

Potential Payments Upon Termination or Change in Control

       We have entered into Employment Agreements with each named executive officer. These agreements, which are discussed on page 42, provide for payments at, following or in connection with the termination of the executive’s employment under certain circumstances, including resignation, involuntary termination, retirement, death or disability of the named executive officer, or a change in control of our company. The tables on the following pages reflect the incremental cost to our company of providing payments and benefits that are generally not available on a non-discriminatory basis, in connection with each of those circumstances. The amounts shown in the tables assume that a termination occurs as of January 27, 2007, the last day of our 2006 fiscal year. Accordingly, the amounts include only those amounts for which we would be obligated as of that date. The actual amounts that would be paid to a named executive officer in each circumstance can only be determined at the time of termination.

Payments Made Upon Termination

       The agreements that we have entered into with Messrs. O’Hara, Olbrych, Frey and Shaffer provide for the payment of severance if the named executive officer’s employment is terminated by us without “Cause” or by the executive officer with “Good Reason” (as each of those terms is defined in our agreement with each executive and discussed below). If the executive’s employment is terminated under either of these circumstances, we are obligated to continue making payments to him in amounts equal to his then current base salary. In the case of Mr. O’Hara, those payments are to continue for a period of twenty-four (24) months following the date of termination. In the case of Messrs. Olbrych, Frey and Shaffer, those payments are to continue for a period of twelve (12) months. In all cases, we have the option of making those payments over the specified period of time, consistent with our normal payroll practices, or we may elect to pay the total amount of all payments in a lump sum, without discount. The amounts reflected in the following tables assume that these payments are made in a lump sum.

       As to Messrs. O’Hara and Olbrych, if their employment is terminated under either of these circumstances, we are obligated to continue, for a specified period of time, medical and health benefits for the executive and his family at least equal to those that we would have provided to them had their employment not been terminated. In the case of Mr. O’Hara, these benefits are to continue for a period of two (2) years for each year he has been employed by us (for a maximum continuation period of ten (10) years). In the case of Mr. Olbrych, such benefits are to continue for a period of twelve (12) months following termination. The amount reflected for this continuing benefit for each of these executives in the following tables is based upon that portion of the cost of such benefit paid by us as of the assumed date of termination and assumes no increase or decrease in that cost over the period of the obligation.

       If a named executive officer is terminated by us for “Cause” or the named executive officer terminates his employment for any reason other than for “Good Reason,” we are not obligated to provide the executive officer with any form of post-termination payments or benefits that are not otherwise available on a non-discriminatory basis.

       In either of these circumstances, the named executive officer is entitled to all payments and benefits that have accrued prior to the date his employment terminates under the benefit plans or programs in which he participated during his employment, all in accordance with the terms and conditions of any such plan or program. The named executive officer is also entitled to exercise vested stock options within the three month period following termination.

Payments and Benefits Upon Death, Disability or Retirement

       In the event a named executive officer’s employment terminates due to his death or disability, he or, in the case of his death, his designated beneficiary, is entitled to receive those payments and benefits to which the executive officer is entitled under our non-discriminatory disability plan and group life insurance program, as the case may be, subject to the terms and conditions of those plans and programs.

       If a named executive officer’s employment terminates due to his death, disability or retirement, the executive or, in the case of his death, his designated beneficiary, has the right to exercise, for a period of one year, all stock options that were vested at the time of the executive’s termination. Also, in the case of Mr. O’Hara, the stock options that were granted to him under our 1994 Non-Employee Directors Stock Plan during the time he served as a non-employee director of the company, and that have not yet vested, will immediately vest and he or, in the case of his death, his designated beneficiary, will have the right to exercise those options for a period of three months.

       In the case of Messrs. Frey and Shaffer, each of whom hold matching shares granted under our Stock Bonus and Incentive Plan, any restrictions that remain on those shares at the time their employment terminates due to death, disability or retirement, will terminate and the shares will become immediately transferable by the executive or, in the case of his death, by his designated beneficiary.

       As discussed on page 46, we provided a qualified, defined benefit pension plan on a non-discriminatory basis until September 1, 2004, after which time no employee who was not already a participant in that plan was admitted to participate. Having become participants prior to that date, Messrs. Frey and Shaffer participate in that plan. Neither Mr. O’Hara nor Mr. Olbrych had become participants prior to that date and, therefore, do not participate in that plan. In order to be retirement eligible so as to be entitled to receive benefits under that plan, a participant must fulfill the age and service requirements stipulated in the plan. Neither Mr. Frey nor Mr. Shaffer was retirement eligible to receive benefits under this plan as of January 27, 2007.

       As discussed on page 46, we provide supplemental retirement benefits to selected executives and key managers pursuant to our Supplemental Plan. Messrs. O’Hara, Frey and Shaffer participate in the Supplemental Plan but Mr. Olbrych does not. Benefits begin to accrue under the Supplemental Plan once a participant has attained a minimum of ten years of service. Maximum benefits accrue after thirty years of service. Under our agreement with Mr. O’Hara, he is credited with service for purposes of the Supplemental Plan at the rate of one year of service for each four months of actual employment. Thus, as of January 27, 2007, Mr. O’Hara had attained ten years of service for purposes of the Supplemental Plan. However, in order to be retirement eligible and entitled to receive benefits under the Supplemental Plan, a participant must also fulfill the age requirements stipulated in the plan and, as of that date, Mr. O’Hara had not yet fulfilled those age requirements and was, therefore, not yet retirement eligible and entitled to receive benefits.

       As of January 27, 2007, neither Mr. Frey nor Mr. Shaffer had yet attained ten years of service as required for benefits to accrue under the Supplemental Plan, and neither had yet fulfilled the age requirement to be retirement eligible.

Payments Made Upon a Change in Control

       Generally, the stock options and shares of restricted stock that have been granted to the named executive officers were granted pursuant to the 1999 Performance Plan. The 1999 Performance Plan provides that, in the event of a change in control of our company, any outstanding stock options and restricted shares granted under the plan shall, in the case of stock options, become immediately exercisable and, in the case of restricted shares, become immediately transferable.

       In addition, our agreements with Messrs. O’Hara, Frey and Shaffer each provides for certain amounts and benefits to be paid by us if his employment is terminated by us without Cause or by the executive for Good Reason, within a specified period of time following or preceding a change in control of our company. Our agreement with Mr. Olbrych does not include this provision. In the case of Mr. O’Hara, this provision is operative if his employment is terminated within three years following, or within six-months preceding, a change in control. In the case of Mr. Frey and Mr. Shaffer, this provision is operative if his employment is terminated within two years following, or within six-months preceding, a change in control. Under these circumstances, these named executive officers are entitled to the following:

  A lump-sum cash payment based upon the executive’s then current base salary and short-term incentive compensation. Mr. O’Hara is entitled to a payment equal to two times his annual base salary, plus his target bonus for the year in which he is terminated. Each of Messrs. Frey and Shaffer is entitled to a payment equal to one and one-half times his annual base salary, plus his maximum bonus for the year in which he is terminated, pro-rated for the portion of the year he was employed.

  To the extent not otherwise provided for under the terms of the equity-based compensation plan under which they were issued, immediate vesting of all outstanding equity-based awards, including stock options and restricted shares.

  Continuation of medical and health benefits for a specified period of time. In the case of Mr. O’Hara, this benefit continues for a period of two years for each year he had been employed by us. As to Messrs. Frey and Shaffer, this benefit continues for a period of two years.

  As to Messrs. Frey and Shaffer, each shall be credited with an additional five years of service credit, to be aggregated with his actual years of service, under the Supplemental Plan discussed above.

  In the case of Mr. O’Hara, if it is determined that the payments and benefits paid by us to him would be subject to the excise tax imposed by Internal Revenue Code Section 4999 (or successor provision), then we are obligated to also pay him an amount that, after the payment of taxes on that additional amount, allows him to retain an amount equal to the excise tax.

       Under the terms of the Supplemental Plan, each of the named executive officers is entitled to an immediate, lump-sum payment if there is a change in control of our company, and the executive’s employment is terminated by us without Cause, or by the executive with Good Reason, within two years following the change in control. Under these circumstances, each executive is entitled to immediate payment of a lump-sum amount equal to 150% of the present value of his then-vested benefit.

Material Conditions to Payments

       Our agreement with each of the named executive officers provides that our obligation to pay the amounts and benefits provided for under those agreements is intended to be in settlement of all claims that the executive may have against us with respect to the termination of his employment, and we may require the executive to execute a separate agreement to that effect. In addition, our obligation for those amounts and payments is also conditioned upon the following:

  The executive agrees that, for a specified period following termination of his employment, he will not compete with us and will not solicit for employment any of our other employees. In the case of Mr. O’Hara the period is specified as two years and in the case of Messrs. Olbrych, Frey and Shaffer, the period is specified as one year.

  The executive agrees to maintain the confidentiality of our confidential information.

Definitions

       The agreement that we have entered into with each of the named executive officers defines a termination for “Cause” in substantially the same way so as to mean the termination of the executive’s employment by us based upon: (a) the executive’s willful and continued failure to substantially perform his duties; (b) the executive’s commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (c) the executive’s material breach of any provision of the agreement.

       The agreement we have with each named executive officer defines “Good Reason” in substantially the same way so as to mean: (a) the assignment to the executive of duties inconsistent with his position; (b) the failure on our part to continue any benefit or compensation plan to which the executive is entitled; (c) the relocation of the executive to a location other than that specified in his agreement; (d) a material breach of the agreement by us; (e) any purported termination of the executive’s employment, other than as permitted by the agreement; and (f) if, within a specified period following a change in control, the successor has failed to expressly assume our obligations under the agreement.

Stephen M. O’Hara

       The following table illustrates the potential payments and benefits that would be received by Stephen M. O’Hara under various employment termination events as of the end of the last fiscal year, January 27, 2007.

Other Potential Post-Employment Payments

	Involuntary Termination Without Cause or Voluntary Termination with Good Reason	Involuntary Termination for Cause or Voluntary Termination Without Good Reason	Retirement	Death	Disability	Change in Control Only	Change in Control and Termination Without Cause or with Good Reason

Type of Payment	($)	($)	($)	($)	($)	($)	($)

Cash Compensation

Cash Severance	$850,000	$0	$0	$0	$0	$0	$1,062,500

Long-Term Incentives

Stock Options

Unvested & Accelerated Awards	$0	$0	$0	$4,247	$4,247	$0	$5,944

Restricted Stock

Unvested & Accelerated Awards	$0	$0	$0	$0	$0	$1,825,957	$1,825,957

Retirement Benefits

Pension Plan	$0	$0	$0	$0	$0	$0	$0

Supplemental Retirement Benefit Plan	$0	$0	$0	$0	$0	$0	$215,075

Benefits

Continuation of Health & Welfare Benefits	$70,824	$0	$0	$0	$0	$0	$70,824

Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$841,989

Total	$920,824	$0	$0	$4,247	$4,247	$1,825,957	$4,022,289

Steven L. Frey

       The following table illustrates the potential payments and benefits that would be received by Steven L. Frey under various employment termination events as of the end of the last fiscal year, January 27, 2007.

Other Potential Post-Employment Payments

	Involuntary Termination Without Cause or Voluntary Termination with Good Reason	Involuntary Termination for Cause or Voluntary Termination Without Good Reason	Retirement	Death	Disability	Change in Control Only	Change in Control and Termination Without Cause or with Good Reason

Type of Payment	($)	($)	($)	($)	($)	($)	($)

Cash Compensation

Cash Severance	$205,000	$0	$0	$0	$0	$0	$512,500

Long-Term Incentives

Stock Options

Unvested & Accelerated Awards	$0	$0	$0	$0	$0	$0	$0

Restricted Stock

Unvested & Accelerated Awards	$0	$0	$0	$0	$0	$547,593	$547,593

Retirement Benefits

Pension Plan	$0	$0	$0	$0	$0	$0	$0

Supplemental Retirement Benefit Plan	$0	$0	$0	$0	$0	$0	$142,622

Benefits

Continuation of Health & Welfare Benefits	$0	$0	$0	$0	$0	$0	$14,838

Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$0

Total	$205,000	$0	$0	$0	$0	$547,593	$1,217,553

James W. Shaffer

       The following table illustrates the potential payments and benefits that would be received by James W. Shaffer under various employment termination events as of the end of the last fiscal year, January 27, 2007.

Other Potential Post-Employment Payments

	Involuntary Termination Without Cause or Voluntary Termination with Good Reason	Involuntary Termination for Cause or Voluntary Termination Without Good Reason	Retirement	Death	Disability	Change in Control Only	Change in Control and Termination Without Cause or with Good Reason

Type of Payment	($)	($)	($)	($)	($)	($)	($)

Cash Compensation

Cash Severance	$195,000	$0	$0	$0	$0	$0	$487,500

Long-Term Incentives

Stock Options

Unvested & Accelerated Awards	$0	$0	$0	$0	$0	$0	$0

Restricted Stock

Unvested & Accelerated Awards	$0	$0	$0	$0	$0	$508,116	$508,116

Retirement Benefits

Pension Plan	$0	$0	$0	$0	$0	$0	$0

Supplemental Retirement Benefit Plan	$0	$0	$0	$0	$0	$0	$79,739

Benefits

Continuation of Health & Welfare Benefits	$0	$0	$0	$0	$0	$0	$0

Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$0

Total	$195,000	$0	$0	$0	$0	$508,116	$1,075,355

John S. Olbrych

       The following table illustrates the potential payments and benefits that would be received by John S. Olbrych under various employment termination events as of the end of the last fiscal year, January 27, 2007.

Other Potential Post-Employment Payments

	Involuntary Termination Without Cause or Voluntary Termination with Good Reason	Involuntary Termination for Cause or Voluntary Termination Without Good Reason	Retirement	Death	Disability	Change in Control Only	Change in Control and Termination Without Cause or with Good Reason

Type of Payment	($)	($)	($)	($)	($)	($)	($)

Cash Compensation

Cash Severance	$250,000	$0	$0	$0	$0	$0	$250,000

Long-Term Incentives

Stock Options

Unvested & Accelerated Awards	$0	$0	$0	$0	$0	$878,420	$878,420

Restricted Stock

Unvested & Accelerated Awards	$0	$0	$0	$0	$0	$0	$0

Retirement Benefits

Pension Plan	$0	$0	$0	$0	$0	$0	$0

Supplemental Retirement Benefit Plan	$0	$0	$0	$0	$0	$0	$0

Benefits

Continuation of Health & Welfare Benefits	$10,452	$0	$0	$0	$0	$0	$10,452

Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$0

Total	$260,452	$0	$0	$0	$0	$878,420	$1,138,872

Equity Compensation Plan Information

       The following table provides information as of the fiscal year ended January 27, 2007, with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders(1)	381,850		$20.39	303,608

Equity compensation plans not approved by security holders	200,000	(2)	23.58	—

Total	581,850		$21.49	303,608

(1)	Includes stock options granted under the 1999 Performance Plan and the following plans which have terminated: the 1994 Performance Plan and the 1994 Non-Employee Directors Stock Plan. No awards may be granted under any of these plans following their termination. Of the shares in column (c), the 1999 Performance Plan (238,881 shares available for issuance at January 27, 2007) provides that restricted stock and stock units may also be issued under the plan; and the 2004 Equity Incentive Plan for Non-Employee Directors (64,727 shares available for issuance at January 27, 2007) provides that restricted stock, stock units, and stock purchased in lieu of retainer may also be issued under the plan, in addition to stock options. No stock options have been granted under the 2004 Equity Incentive Plan for Non-Employee Directors. All of these plans are shareholder-approved plans.
(2)	On September 15, 2003, we made three one-time grants of stock options to Stephen M. O’Hara for a total of 200,000 shares as an inducement to accept employment as our President and Chief Executive Officer. One grant for 100,000 stock options at an exercise price of $19.66 was granted under substantially similar terms to the 1999 Performance Plan. Two additional employment-inducement stock option grants of 50,000 shares each were to vest and become exercisable only upon the closing price of our common stock on the New York Stock Exchange being at least, for the respective options, $25.00 per share, and $30.00 per share, during any period of five consecutive trading days during Mr. O’Hara’s term of employment. The second stock option grant of 50,000 shares vested and became exercisable on July 7, 2004, following a period of five consecutive trading days when our common stock on the New York Stock Exchange closed at $25 or more per share. The third stock option grant of 50,000 shares was amended by the Compensation and Organization Committee on January 27, 2005, so that the options vested and became immediately exercisable at $30 per share. No other terms of the stock option agreement or the options were modified. The amendment was reported on a Form 8-K filed February 2, 2005. Each option has a term of ten years from the date of grant. The option grants were filed as exhibits 10.3, 10.4 and 10.5 to the Form 10-Q for fiscal quarter ended October 25, 2003.

On January 1, 1991, we established the Angelica Corporation Stock Award Plan in order to recognize key employees. Our Chief Executive Officer administers the Stock Award Plan and may award up to an aggregate of 3,000 shares of our common stock per fiscal year under the Plan. Any employee, except our Chief Executive Officer, is eligible to receive awards under the Plan, upon nomination by our Chief Executive Officer, or the President of any subsidiary or operating division. Our Board of Directors may, in its sole discretion, terminate or amend the Plan at any time.

OTHER MATTERS

Solicitation of Proxies

       We will bear the entire cost of solicitation of proxies. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out of pocket expenses for forwarding the proxy materials to the beneficial owners of common stock. Officers and regular employees may also solicit proxies, but they will not be specifically compensated for such services. In addition, we have hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and the solicitation of proxies from brokers, bank nominees, institutional holders and other shareholders at a cost of approximately $5,500 plus reimbursement of out of pocket expenses.

Information About Shareholder Proposals

       If any shareholder wants to submit a proposal for inclusion in the proxy material for the 2008 annual meeting, it must be received by our Corporate Secretary by June 6, 2008. Proposals should be mailed to:

Angelica Corporation
424 South Woods Mill Road
Chesterfield, MO 63017-3406
Attention: Steven L. Frey, Corporate Secretary

       Proposals not in full conformity with the applicable rules of the Securities and Exchange Commission may be excluded from the proxy statement.

       In addition, under our bylaws, shareholder proposals, including nominations of candidates for director, which are not included in the proxy statement may be considered at the meeting if the shareholder gives timely notice of the proposal or nomination in writing to our Corporate Secretary. To be timely, a shareholder’s notice must be received by the Corporate Secretary not less than 60 days nor more than 90 days prior to the date of the meeting. However, if a notice of the meeting was not mailed, or the date of the meeting not publicly disclosed, at least 70 days before the date of the meeting, then shareholders may submit director nominations or other proposals to be presented at the meeting if proper notice is delivered to and received by our Corporate Secretary within 10 days after any such mailing or public disclosure. The shareholder’s notice must include:

  a brief description of each item of business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

  the name and address, as they appear on Angelica’s books, of the shareholder proposing such business;

  the number of shares of common stock which are beneficially owned by the shareholder; and

  any material interest of the shareholder in such business.

       Any shareholder nomination concerning a director candidate must be accompanied by:

  the name and address of the shareholder and the number of shares of common stock owned by the shareholder; and

  a statement from the candidate indicating his or her willingness to serve if elected and disclosing principal occupations or employment of the candidate over the past five years.

Annual Report

       A copy of our Annual Report on Form 10-K for the year ended January 27, 2007 as filed with the Securities and Exchange Commission (but without exhibits), may be obtained by any shareholder, without charge, upon making a written or telephone request to Investor Relations, Angelica Corporation, 424 South Woods Mill Road, Chesterfield, MO 63017-3406, Telephone: (314) 854-3800.

Householding of Materials

       In some instances, only one copy of this proxy statement is being delivered to multiple shareholders sharing a common address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (314) 854-3800, or send a written request to Investor Relations, Angelica Corporation, 424 South Woods Mill Road, Chesterfield, MO 63017-3406. If you have received only one copy of the proxy statement and wish to receive a separate copy for each shareholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

Appendix A

ANGELICA CORPORATION
Audit Committee of the Board of Directors
AMENDED AND RESTATED CHARTER

       This charter (the “Charter”) shall govern the operations of the Audit Committee (the “Committee”) of the Board of Directors of Angelica Corporation (the “Company”).

I. Organization/Membership

       The Committee shall be composed of not less than three Directors, each of whom is an “independent” Director. An independent Director is a member of the Board of Directors of the Company who:

  the Board of Directors of the Company has affirmatively determined has no material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the Company, either individually or as a partner, shareholder or officer of an organization or entity having such a relationship with the Company;

  is not, and has not been, for the three years prior to the date of determination, an employee of the Company and who has no immediate family member who is or has been, for the three years prior to the date of determination, an executive officer of the Company;

  is not a current partner or employee of a firm that is the Company’s internal or external auditor, and who has no immediate family member who is a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or, in the event the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm, the director or the immediate family member did not personally work on the Company’s audit within that time;

  is not, and has not been (and who has no immediate family member who is or has been), for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of the company that concurrently employed the director (or immediate family member) as an executive officer;

  does not, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, other than director and committee fees and receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service to the Company (provided that such compensation is not contingent in any way on continued service);

  has not (and who has no immediate family member who has), during any twelve-month period in the three years prior to the date of determination, received more than $100,000 in direct compensation from the Company, other than director and committee fees and receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service to the Company (provided that such compensation is not contingent in any way on continued service); and

  is not a current employee (and who has no immediate family member who is a current executive officer) of another company that, prior to the date of determination, has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

       For the purpose of determining independence, “immediate family member” means such director’s: spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home. The Committee may determine a director to be independent if the disqualifying issue relates to an immediate family member who is no longer an immediate family member as a result of legal separation or divorce or if the relevant immediate family member has died or become incapacitated. References to any company include any parent or subsidiary in a consolidated group with the company.

       Each Director who serves on the Committee shall, in the judgment of the Board of Directors, be financially literate, and at least one member shall be an “Audit Committee financial expert.” A Director shall be considered an Audit Committee financial expert if the Director:

  has an understanding of financial statements and generally accepted accounting principles;

  has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

  has experience preparing, or actively supervising others in, auditing, analyzing or evaluating financial statements with a breadth and level of complexity generally comparable to the breadth and complexity of issues that can reasonably be expected to arise in the Company’s financial statements;

  has an understanding of internal controls and procedures for financial reporting; and

  has an understanding of the functions of the audit committee.

       The Board of Directors can determine that a person has acquired the above attributes through the person’s education and experience as, or experience actively supervising, a principal financial officer, principal accounting officer, controller, public accountant or auditor or another position with responsibility for the preparation, auditing or evaluation of financial statements.

       The Board of Directors expects that no Director will serve on the Committee if he or she is serving on the audit committees of more than two other publicly traded corporations. In determining whether an exception to this expectation is warranted, the Board will take into consideration whether a Director is otherwise retired from full time employment and, thereby, better able to accommodate the duties of additional audit committee memberships.

II. Purposes and Authority

       The Committee shall have the sole authority to hire and fire the independent auditors of the Company and to approve any non-audit relationship with the independent auditors. The purpose of the Committee shall be to assist the Board of Directors of the Company in the Board’s oversight of:

  the integrity of the Company’s financial statements;

  the Company’s compliance with applicable legal and regulatory requirements with respect to financial reporting;

  the independent auditor’s qualifications and independence; and

  the performance of the Company’s internal audit function and the Company’s independent auditors.

       The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors of the Company, for payment of:

  Compensation to the independent auditors;

  Compensation to any advisers employed by the Committee; and

  Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

       The Committee will also prepare its report that is required by the rules and regulations of the Securities and Exchange Commission to be included in the Company’s proxy statement for the annual meeting of shareholders. The Committee will maintain free and open means of communication between the Board of Directors, the independent auditors, the internal auditors and those responsible for financial management for the Company.

III. Responsibilities

       In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to the changing conditions and to ensure to the Board of Directors and shareholders of the Company that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements and are of the highest quality.

       Specifically, the Committee will:

  Have regular meetings at least four times a year and special meetings as the Committee may deem necessary;

  Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including the resolution of disagreements between management and the independent auditors regarding financial reporting). The independent auditors will report directly to the Committee.

  Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the then-current year, the proposed audit fees and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors, and elicit the judgment of the independent auditors regarding the quality of the accounting principles applied to the Company’s financial reporting;

  At least annually, assess the independence of the independent auditor by reviewing all relationships between the independent auditor and the Company and obtain and review a report by the independent auditor describing the independent auditor’s internal quality-control procedures, any material issues raised in the most recent quality-control review or peer review of the independent auditor or by any inquiry or investigation of the independent auditor by a governmental or professional authority within the past five years with respect to one or more audits carried out by the independent auditor and any steps taken by the independent auditor to deal with the issues;

  Meet to review the annual audited and quarterly financial statements with management and the independent auditors, including the specific disclosures in the management’s discussion and analysis section of the Form 10-K or Form 10-Q. In conjunction with such annual or quarterly meeting, the Committee shall review:

  major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy and effectiveness of internal controls and any special audit actions taken in light of major internal control deficiencies;

  analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including an analysis of the effects of alternative methods of generally accepted accounting principles on the financial statements; and

  the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on financial statements;

  Discuss the type of information to be disclosed in earnings press releases, earnings guidance and other financial presentations that are to be provided to analysts, rating agencies and the general public, paying particular attention to the use of “pro forma” or “as adjusted” financial disclosures that are not determined in accordance with generally accepted accounting principles;

  Discuss the Company’s guidelines and policies regarding risk assessment and risk management;

  Meet separately with management, the internal auditors and the independent auditors. The meeting with the independent auditors should include a discussion of any restrictions placed on the scope of the independent auditors activities or on access to requested information, any significant disagreements with management, and an evaluation by the internal auditors of the Company’s financial, accounting and internal auditing personnel and the cooperation that the independent auditors received from such personnel during the course of the audit. The Committee shall be informed of and may review:

  Any accounting adjustments that were noted by the independent auditors but “passed” (as immaterial or otherwise);

  Any communications between the independent audit team and the independent auditor’s national offices about auditing or accounting issues raised in the course of the audit of the Company’s financial statements; or

  Any management or internal control letter issued, or proposed to be issued, by the audit firm to the Company.

The meeting with the internal auditors should include a review of the responsibilities, budget and staffing of the Company’s internal audit function as well as the internal auditors’ independence and authority, reporting obligations, proposed internal audit plan for the coming year and coordination of the plan with the independent auditors. The internal auditors should also present a summary of findings for completed internal audits and progress reports on current internal audit plans, with explanations for any deviations from the plan;

  Review and approve all relationships between the independent auditors and the Company, other than the audit of the financial statements with a view toward ensuring the objectivity and independence of the independent auditors. In this regard, the Committee will set clear hiring policies with respect to employees or former employees of the independent auditors by the Company to ensure that there are no direct or indirect adverse effect on independence of the independent auditors due to the potentiality of future employment by the Company of such personnel;

  Establish procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal controls and auditing matters and for the confidential, anonymous submission of such complaints and concerns by employees of the Company; and

  Submit reports of all meetings of the Committee to, and discuss the matters covered at each Committee meeting with the Board of Directors. The reports to the Board should include a review of any issues relating to the quality and integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, the performance and independence of the independent auditors and the performance of the internal audit function.

IV. Annual Review

       The Committee annually will review and assess the adequacy of the Charter and the Committee’s own performance under the Charter. The Committee will determine whether any changes to the Charter are advisable or any corrective actions should be undertaken to correct any deficiencies or weaknesses noted in the self-evaluation. The findings of the Committee, as well as any amendments to the Charter, will be presented to the Board of Directors for its approval.

       As adopted by the Board of Directors on March 27, 2001, amended and restated on March 13, 2003, amended and restated on March 17, 2004, amended and restated on May 24, 2004, amended and restated on March 17, 2005.

Angelica®

c/o UMB Bank, n. a.
P.O. Box 419064
Kansas City, MO 64141

VOTE BY TELEPHONE

Have your proxy card available when you call our **Toll-Free number 1-888-693-8683** using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website **www.cesvote.com** and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the **postage-paid envelope** provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: **1-888-693-8683**	Access the Website and cast your vote: **www.cesvote.com**	Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or over the Internet, do not mail your proxy card.

Telephone and Internet votes must be received by 6:00 a.m. EST on October 30, 2007 to be included in the final tabulation.

➔

If voting by mail, this proxy card must be signed and dated below.
⇩ Please fold and detach card at perforation before mailing. ⇩

Angelica®

Proxy for Annual Meeting of Shareholders to be held on October 30, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen M. O'Hara and Steven L. Frey, and each of them, the proxy of the undersigned, each with power of substitution, to vote all shares which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Angelica Corporation to be held on October 30, 2007 and at any adjournment thereof; provided, however, that said shares shall be voted as specified on the reverse side hereof.

Date:______________________________ 2007

____

____

Signature of Shareholders(s)

(Please sign proxy exactly as name appears hereon. Joint owners should each sign personally. Corporate proxies should be signed by authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.)

IF VOTING BY MAIL, PLEASE MARK, SIGN AND DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

⇩ Please fold and detach card at perforation before mailing. ⇩

ANGELICA CORPORATION **PROXY**

Unless otherwise indicated, this proxy will be voted FOR Proposals 1 and 2.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

   Nominees: (1) Don W. Hubble (2) John J. Quicke (3) Ronald N. Riner, M.D.

   ❑ **FOR ALL** ❑ **WITHHOLD ALL** ❑ **FOR ALL EXCEPT**

   To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and strike a line through the nominee's name.

   ❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof in such manner as said proxies shall determine in their sole discretion.

❑ Check here if you plan to attend the meeting.

(Continued on reverse side)